Exhibit 2.13

In accordance with Instruction 2 to Item 601 of Regulation S-K, below is a schedule setting forth details in which the omitted loan agreements differ from the form of loan agreement that follows:

Currency	Notional Amount	Interest Rate	Maturity
EUR	€51.5 million	Floating 6M EURIBOR + 0.55%	July 2025
EUR	€62.0 million	Fixed 2.741%	July 2027
EUR	€29.5 million	Floating 6M EURIBOR + 0.70%	July 2027
EUR	€37.0 million	Fixed 3.044%	July 2029
EUR	€103.0 million	Floating 6M EURIBOR + 0.85%	July 2029
EUR	€9.5 million	Fixed 3.386%	July 2032
EUR	€7.5 million	Floating 6M EURIBOR + 1.0%	July 2032

Schuldscheindarlehensvertrag (der „Darlehensvertrag“)	Loan Agreement (the “Loan Agreement”)
über ein Darlehen in Höhe von	for a loan in the amount of
mit einem variablen Zinssatz	with a floating rate
fällig am	due on
arrangiert von der Bayerischen Landesbank, Commerzbank Aktiengesellschaft und DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main, zusammen die „Arrangeure“ genannt	arranged by Bayerischen Landesbank, Commerzbank Aktiengesellschaft and DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main, jointly the "Arrangers"
mit der Bayerischen Landesbank als „Zahlstelle“	with Bayerische Landesbank as the "Paying Agent"

Die Bayerische Landesbank Brienner Straße 18 80333 München - nachfolgend die „Darlehensgeberin“ oder die „Anfängliche Darlehensgeberin“-	Bayerische Landesbank Brienner Strasse 18 80333 Munich, Germany - hereinafter the “Lender” or the “Initial Lender“ -
gewährt der	grants to
QIAGEN N.V. Hulsterweg 82 5912 PL Venlo Niederlande	QIAGEN N.V. Hulsterweg 82 5912 PL Venlo The Netherlands
- nachfolgend die „Darlehensnehmerin“ - ein Darlehen (das „Darlehen“) im Gesamtnennbetrag von (in Worten)	- hereinafter the “Borrower” - a loan (the “Loan”) in the aggregate principal amount of (in words)
- Die Darlehensnehmerin und die Darlehensgeberin gemeinsam nachfolgend die „Parteien" -	- The Borrower and the Lender hereinafter jointly the “Parties” –
§ 1 Auszahlung, Definitionen	§ 1 Disbursement, Definitions
(1)    Das Darlehen wird am 13. Juli 2022 (der „Auszahlungstag“) nach Weisung der Darlehensnehmerin ausgezahlt, sofern die Auszahlungsvoraussetzungen nach Anlage 1 mindestens zwei (2) Bankarbeitstage vor dem Auszahlungstag erfüllt und an die Darlehensgeberin geliefert worden sind.

(1)    The Loan shall be disbursed on 13 July 2022 (the “Disbursement Date”) in accordance with the instructions of the Borrower, provided that the conditions precedent listed in Annex 1 are delivered to the Lender at least two (2) Banking Days prior to the Disbursement Date.

(2)     Das Darlehen wird von den Arrangeuren im sogenannten „best efforts“-Verfahren platziert. Daher steht die Auszahlung des Darlehens an die Darlehensnehmerin unter dem weiteren Vorbehalt, dass die Darlehenssumme durch die gemäß § 9 (1) eintretenden Darlehensgeberinnen valutagerecht und frei verfügbar zur Auszahlung an die Darlehensnehmerin bereitgestellt wird. Die Darlehensnehmerin kann eine Auszahlung nur in dem Umfang verlangen, in welchem die Darlehensmittel durch die eintretenden Darlehensgeberinnen zur Verfügung gestellt werden.

(2)    The Loan shall be placed by the Arrangers on a so-called “best efforts” basis. Thus, the disbursement of the Loan is further subject to the condition that the amount of the Loan is made available by the joining Lenders in accordance with § 9 (1) in same day and immediately available funds, freely transferable for disbursement to the Borrower. The Borrower acknowledges and agrees that it is only entitled to demand disbursement under the Loan to the extent funds are made available by the joining Lenders.

(3)    Das Darlehen dient der allgemeinen Unternehmensfinanzierung einschließlich Übernahmen und Refinanzierungszwecken und die Darlehensnehmerin sichert zu und garantiert, dass das Darlehen von ihr auf eigene Rechnung beansprucht wird.

(3)    The purpose of this Loan shall be general corporate financing, including acquisitions, and refinancing matters and the Borrower represents and warrants that the Loan is utilised by itself on its own account.

(4) In diesem Darlehensvertrag definierte Begriffe gelten, soweit nichts anderes bestimmt ist, für jede Erwähnung des definierten Begriffs in diesem Darlehensvertrag.	(4) Unless otherwise provided for herein, the definitions of terms in this Loan Agreement apply to every reference made herein to such defined terms.
„Bankarbeitstag“ bezeichnet jeden Tag, außer einem Samstag oder Sonntag, an dem (i) TARGET2 betriebsbereit ist und (ii) Banken in München und Düsseldorf für Bankgeschäfte geöffnet sind.	“Banking Day” means any day other than a Saturday or Sunday on which (i) TARGET2 is operating and (ii) banks in Munich and Düsseldorf are open for general business.
„Darlehensgeberin“ schließt alle Darlehensgeberinnen ein, auf die nach § 9 dieses Darlehensvertrages die Vertragsstellung übertragen wird, sowie alle Rechtsnachfolger.	"Lender" includes all Lenders to whom the contractual position is transferred under the terms of § 9 of this Loan Agreement, as well as all legal successors.
„Dritter“ im Sinne von § 9 (1) ist jedes Kreditinstitut, jede Förderbank, jede Kapitalverwaltungsgesellschaft, jedes Versicherungsunternehmen, jedes Versorgungswerk und jeder Pensionsfonds, das bzw. der in einem Mitgliedsstaat des Europäischen Wirtschaftsraumes („EWR“) oder der Schweiz oder im Vereinigten Königreich ansässig ist.

“Third Party” for the purposes of § 9 para. 1 means any Credit Institution, Development Bank, Investment Management Company, Insurance Company, Pension Insurance Carrier or Pension Fund based in a member state of the European Economic Area (EAA) or Switzerland or in the United Kingdom.

„ESG-Basisrating“ bedeutet ein ESG-Rating von C+.	“Base ESG Rating” means an ESG Rating of C+.
„ESG-Rating“ bezeichnet das der Darlehensnehmerin von Zeit zu Zeit zugewiesene ESG-Rating, das vom ESG-Ratinganbieter gemäß dem letzten ESG-Bericht festgelegt wird.	“ESG Rating” means the ESG rating assigned to the Borrower from time to time, determined by the ESG Rating Provider as set out in the latest ESG Report.
„ESG-Ratinganbieter“ bezeichnet ISS Corporate Solutions, Inc., ein unabhängiges Forschungsunternehmen für Nachhaltigkeit und Corporate Governance, oder jeden anderen Anbieter des ESG-Berichts, der ISS Corporate Solutions, Inc. ersetzt.

“ESG Rating Provider” means ISS Corporate Solutions, Inc., an independent research company for sustainability and corporate governance, or any other provider of the ESG Report replacing ISS Corporate Solutions, Inc.

„ESG-Bericht“ bezeichnet das Dokument, das das ESG-Rating der Darlehensnehmerin enthält, das vom ESG-Ratinganbieter erstellt wurde.	“ESG Report” means the document which contains the ESG Rating of the Borrower, which has been prepared by the ESG Rating Provider.

„Kapitalverwaltungsgesellschaft“ bezeichnet eine Kapitalverwaltungsgesellschaft im Sinne von § 2 Abs. 1 Nr. 3b KWG oder eine EU-Verwaltungsgesellschaft im Sinne von § 2 Abs. 1 Nr. 3c KWG, soweit diese zum entsprechenden Geschäftsbetrieb im Inland oder einem Mitgliedsstaat des Europäischen Wirtschaftsraumes („EWR“) oder der Schweiz oder im Vereinigten Königreich zugelassen und dort beaufsichtigt ist.

“Investment Management Company” shall mean an investment management company within the meaning of section 2 para. 1 no. 3b of the German Banking Act (KWG) or an EU-management company within the meaning of section 2 para. 1 no. 3c of the German Banking Act (KWG), provided that it is licensed to do such business and regulated within Germany, in any member state of the European Economic Area (EEA) or in Switzerland or in the United Kingdom

„Kreditinstitut“ bezeichnet ein Unternehmen im Sinne von § 1 Abs. 1 KWG, soweit dieses zum entsprechenden Geschäftsbetrieb im Inland oder einem Mitgliedsstaat des Europäischen Wirtschaftsraumes („EWR“) oder der Schweiz oder im Vereinigten Königreich zugelassen und dort beaufsichtigt ist.
„Förderbank“ bezeichnet ein Förderinstitut der öffentlichen Hand (wie z.B. LfA, KfW und vergleichbare Institute).

“Credit Institution” shall mean a company within the meaning of section 1 para. 1 German Banking Act (KWG), provided that it is licensed to do such business and regulated within Germany, in any member state of the European Economic Area (EEA) or in Switzerland or in the United Kingdom.

“Development Bank” shall mean public sector development institutions (such as LfA, KfW or similar institutions).

„Oberer ESG-Ratingbereich“ bedeutet B- oder höher im ESG-Bericht des ESG-Ratinganbieters.	“Upper ESG Rating Range” means B- or higher in the ESG Report of the ESG Rating Provider.
„Original ESG-Bericht“ bezeichnet den ESG-Bericht vom 2. Juli 2020, in dem ein ESG-Rating von C+ festgelegt wurde und der den Darlehensgeberinnen zur Verfügung gestellt wurde.	“Original ESG Report” means the ESG Report dated 2 July 2020 confirming an ESG Rating of C+, a copy of which has been made available to the Lenders.
„Pensionsfonds“ bezeichnet einen Pensionsfonds im Sinne von § 236 VAG soweit dieser zum entsprechenden Geschäftsbetrieb im Inland oder einem Mitgliedsstaat des Europäischen Wirtschaftsraumes („EWR“) oder der Schweiz oder im Vereinigten Königreich zugelassen und dort beaufsichtigt ist.

“Pension Fund” shall mean a pension fund within the meaning of section 236 of the Supervision of German Insurance Companies Act (VAG), provided that it is licensed to do such business and regulated within Germany, in any member state of the European Economic Area (EEA) or in Switzerland or in the United Kingdom.

„Unterer ESG-Ratingbereich“ bedeutet C oder niedriger im ESG-Bericht des ESG-Ratinganbieters.	“Lower ESG Rating Range” means C or lower in the ESG Report of the ESG Rating Provider.
„Versicherungsunternehmen“ bezeichnet ein Versicherungsunternehmen im Sinne von § 2 Abs. 1 Nr. 4 KWG, soweit dieses zum entsprechenden Geschäftsbetrieb im Inland oder einem Mitgliedsstaat des Europäischen Wirtschaftsraumes („EWR“) oder der Schweiz oder im Vereinigten Königreich zugelassen und dort beaufsichtigt ist.

“Insurance Company” shall mean an insurance company within the meaning of section 2 para. 1 no. 4 of the German Banking Act (KWG), provided that it is licensed to do such business and regulated within Germany, in any member state of the European Economic Area (EEA) or in Switzerland or in the United Kingdom.

„Versorgungswerk“ bezeichnet die nach den betreffenden deutschen Landesgesetzen errichteten und staatlich beaufsichtigten berufsständischen öffentlich-rechtlichen Einrichtungen für die Altersvorsorge der Mitglieder des jeweiligen Berufsstands.

“Pension Insurance Carrier” (Versorgungswerk) means any professional public organisation for pension schemes for members of the respective profession established and regulated under the respective German state Laws.

„Finanzverbindlichkeit“ bedeutet jegliche Verbindlichkeiten:	“Financial Indebtedness” means any indebtedness for or in respect of:
(a) aus der Aufnahme von Finanzierungsmitteln,	(a) moneys borrowed;
(b) aus der Mittelaufnahme aus einer Wechselkreditlinie oder einer beleglosen Entsprechung;	(b) any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;
(c) aus der Mittelaufnahme aufgrund einer Ankaufsfazilität für Schuldscheine oder aus der Ausgabe von Bonds, Schuldscheinen, Schuldverschreibungen, Schuldtiteln oder ähnlichen Instrumenten;	(c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)    aus dem Betrag einer Verbindlichkeit hinsichtlich Leasing- oder Mietkaufverträgen, die nach US-GAAP als Finanzierungsleasing (finance oder capital lease) zu behandeln sind, mit Ausnahme derjenigen Verträge, die nach US-GAAP per Datum dieses Darlehensvertrags als Operating-Leasing behandelt würden;

(d)    the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with US-GAAP, be treated as a finance lease or capital lease other than any lease which, in accordance with US-GAAP as at the date of this Agreement, would have been treated as an operating lease;

(e) aus verkauften oder diskontierten Forderungen (soweit nicht ohne Rückgriffsrecht verkauft oder diskontiert);	(e) receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);
(f)    aus dem Kaufpreis von Vermögenswerten, soweit dieser vor oder nach dem Erwerb oder der Inbesitznahme seitens der haftenden Partei, zahlbar ist und dies in erster Linie zum Zweck der Aufnahme von Finanzmitteln vereinbart wurde, es sei denn, die Vorauszahlung oder der Zahlungsaufschub wurde über einen Zeitraum von höchstens 120 Tagen gewährt;

(f)    acquisition costs of any asset to the extent payable before or after the time of acquisition or possession by the party liable where arranged primarily as a method of raising finance except where payment is advanced or deferred for not more than 120 calendar days;

(g)    aus Derivategeschäften, welche zum Schutz vor Wertschwankungen oder zu deren Nutzung im Kontext der Zins- und Währungsabsicherung abgeschlossen wurden (wobei zur Bewertung des Derivategeschäfts nur der aktuelle Marktwert berücksichtigt wird);

(g)    any derivative transaction entered into in connection with protection against or benefit from fluctuation in connection with interest or currency hedges (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)    aus einer Rückhaftungsverpflichtung für eine Garantie, eine Schadloshaltung, ein Haftungsversprechen, ein Standby- oder Dokumentenakkreditiv oder sonstige von einer Bank oder einem Finanzinstitut für eine der unter den vorstehenden Buchstaben (a) bis (g) genannten Positionen ausgegebene Instrumente; und

(h)     any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of any items referred to in paragraphs (a) to (g) above; and

(i) aus dem Betrag einer Verbindlichkeit hinsichtlich einer Garantie oder Schadloshaltung für eine der unter den vorstehenden Buchstaben (a) bis (h) genannten Positionen.	(i) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
Ein „Kontrollwechsel“ bedeutet in Bezug auf die Darlehensnehmerin, wenn nach dem Vertragsdatum	A “Change of Control” means with respect to the Borrower if at any time after the date hereof
(i)    eine Person (mit Ausnahme von Stichting Preferente Aandelen Qiagen) mindestens 50% der Stimmrechte an der Darlehensnehmerin hält (einschließlich der Stimmrechte, die die Person gemäß nachstehendem Absatz zugerechnet bekommt), oder

(i)     a person (other than Stichting Preferente Aandelen Qiagen) holds at least 50 per cent. of the voting rights in the Borrower (including voting rights attributed to such person pursuant to the following paragraph), or

(ii)    sich die Gegenstandsklausel der Satzung (doelomschrijving) von Stichting Preferente Aandelen Qiagen wesentlich gegenüber dem derzeitigen Wortlaut ändert, sofern zu diesem Zeitpunkt Stichting Preferente Aandelen Qiagen mindestens 50 % der Stimmrechte an der Darlehensnehmerin hält (einschließlich der Stimmrechte, die diese Person gemäß nachstehendem Absatz zugerechnet bekommt).

(ii)      the description in the objects clause in the articles (doelomschrijving) of Stichting Preferente Aandelen Qiagen is materially changed from the description as at the date hereof, if at that time Stichting Preferente Aandelen Qiagen holds at least 50 per cent. of the voting rights in the Borrower (including voting rights attributed to such person pursuant to the following paragraph).

Für diese Zwecke der Definition „Kontrollwechsel“ gilt, dass eine Person 50 % der Stimmrechte an der Darlehensnehmerin hält, wenn sie oder eine oder mehrere ihrer Tochtergesellschaften - unabhängig davon, ob gemäß einem Vertrag mit anderen Stimmberechtigten (stemgerechtigden) oder anderweitig - allein oder gemeinsam mehr als 50 % der Stimmrechte in der Hauptversammlung (algemene vergadering) der Darlehensnehmerin ausüben können.
For the purpose of the definition of “Change of Control”, a person shall be deemed to hold 50 per cent. of the voting rights in the Borrower if that person, or one or more of its Subsidiaries, whether or not pursuant to an agreement with other persons entitled to vote (stemgerechtigden) can, alone or together, exercise more than 50 per cent. of the voting rights in the general meeting of shareholders (algemene vergadering) of the Borrower.
„Konzern“ bezeichnet die Darlehensnehmerin und alle Tochtergesellschaften.	“Group” designates the Borrower and its respective Subsidiaries.

„TARGET2“ bezeichnet das europäische Echtzeit-Brutto-Zahlungssystem (Trans-European Automated Realtime Gross Settlement Express Transfer System 2), das eine einheitliche gemeinsame Plattform nutzt und am 19. November 2007 in Betrieb genommen wurde
“TARGET2” means the Trans-European Automated Realtime Gross Settlement Express Transfer System 2 which utilises a single shared platform and which was launched on 19 November 2007.
„Tochtergesellschaft" ist jede juristische Person, Gesellschaft oder sonstige Person, die von einer anderen Person direkt oder indirekt kontrolliert wird.
Eine Person wird von einer anderen "kontrolliert", wenn:
(a)    diese andere Person (rechtlich oder wirtschaftlich, direkt oder indirekt) mehr als 50 Prozent. des Stammkapitals der ersten besitzt;
(b)    diese andere Person das Recht hat, mehr als 50 Prozent. der Stimmrechte der ersten auszuüben;
(c)    diese andere Person ansonsten in der Lage ist, die Geschäfte zu leiten oder die Mehrheit der Mitglieder eines Vorstands, Verwaltungs- oder Aufsichtsrats des ersten zu bestellen oder abzuberufen; oder
(d)     diese eine Tochtergesellschaft einer anderen Tochtergesellschaft ist vorausgesetzt, dass für alle Zwecke dieses Darlehensvertrages PreAnalytiX GmbH (Switzerland) (und ihre Tochtergesellschaften) nicht als Tochtergesellschaft der Darlehensnehmerin oder als Tochtergesellschaft einer Tochtergesellschaft der Darlehensnehmerin gelten, wenn sie aufgrund bestimmter Beratungstätigkeiten, die die Darlehensnehmerin für dieses Joint Venture durchführt, nur als Tochtergesellschaft gemäß vorstehendem Absatz (c) gelten würden.

"Subsidiary" means an entity, company or other person of which another person has direct or indirect control.
One person is "controlled" by another, if:

(a) the other person owns (legally or beneficially, directly or indirectly) more than 50 per cent. of the equity share capital of the first;
(b) the other person has the right to exercise more than 50 per cent. of the voting rights of the first;

(c) the other person otherwise is able to direct the affairs or to appoint or dismiss the majority of the members of a managerial, administrative or supervisory board of the first; or
(d) is a Subsidiary of another Subsidiary,
provided that for all purposes of this Loan Agreement PreAnalytiX GmbH (Switzerland) (and its Subsidiaries) shall not qualify as a Subsidiary of the Company or any Subsidiary of the Company if it would only qualify as a Subsidiary under paragraph (c) above due to certain advisory work the Company performs for that joint venture.

„Wesentliche Tochtergesellschaft“ ist jede Tochtergesellschaft der Darlehensnehmerin,	“Principal Subsidiary” means any consolidated Subsidiary of the Borrower
(i)    deren Umsatz mindestens 5% des Konzernumsatzes oder deren Bilanzsumme mindestens 5% der Konzernbilanzsumme beträgt, jeweils berechnet auf der Grundlage des letzten geprüften Konzernabschlusses; oder

(i)    whose revenue is at least 5 per cent of the revenue of the Group or whose total assets amount to at least 5 per cent of the total assets of the Group, in each case calculated by reference to the latest audited accounts of the Group, or

(ii) auf die alle oder im Wesentlichen alle Vermögensgegenstände und Verbindlichkeiten einer Wesentlichen Tochtergesellschaft übertragen worden sind.	(ii) to which all or substantially all the assets and liabilities of another Principal Subsidiary are transferred.

„Wesentliche Nachteilige Änderung“ bezeichnet jede wesentliche Verschlechterung in der finanziellen Lage der Darlehensnehmerin oder des Konzerns als Ganzes, die eine wesentlich nachteilige Auswirkung auf die Fähigkeit der Darlehensnehmerin, ihre Zahlungsverpflichtungen unter diesem Darlehensvertrag zu erfüllen, hat oder mit hinreichender Wahrscheinlichkeit hat.

“Material Adverse Change” shall mean any substantial deterioration of the financial situation of the Borrower or the Group taken as a whole, which has or is reasonably likely to have a material adverse effect on the ability of the Obligors to fulfil their payment obligations under this Loan Agreement.

„US-GAAP“ bedeutet die Grundsätze ordnungsgemäßer Rechnungslegung in den Vereinigten Staaten von Amerika.	"US-GAAP" means generally accepted accounting principles in the United States of America.
„Vorfälligkeitsentschädigung“ bedeutet einen Schadensersatzanspruch, den die Darlehensgeberin gegenüber der Darlehensnehmerin im Fall einer vorzeitigen Tilgung geltend machen kann und die folgender Differenz entspricht: zwischen (a) den Zinsen (ohne die jeweils am Konditionenfestsetzungstermin des Darlehens festgelegte Marge bzw. Spread auf den Benchmark-Zins), die von der Darlehensnehmerin gemäß § 2 (Zinsen) für die Restlaufzeit des Darlehens oder den restlichen Teil der betreffenden Zinsperiode zu zahlen gewesen wären, und (b) dem Betrag, den die Darlehensgeberin hätte erzielen können, hätte sie einen dem von ihr gehaltenen Nennbetrag entsprechenden Betrag als Einlage bei einer führenden Bank auf dem Interbankenmarkt über einen Zeitraum platziert, welcher der Restlaufzeit bzw. dem noch nicht abgelaufenen Teil der Zinsperiode entspricht.

"Prepayment Indemnity" means an indemnity claim that the Lender may assert against the Borrower in the event of an early repayment and that equals the difference between (a) the interest (excluding the Margin or spread above the benchmark rate determined on pricing date hereof, as the case may be) that would otherwise be owed by the Borrower pursuant to section 2 (Interest) for the remaining term of the Loan or the remaining part of the relevant Interest Period and (b) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the Interbank Market for a period which is equal in length to the unexpired portion of the maturity period or the unexpired part of the Interest Period.

§ 2 Zinsen	§ 2 Interest
(1)    Das Darlehen wird bezogen auf den Gesamtnennbetrag mit einem variablen Zinssatz verzinst. Der Zinssatz für die jeweilige Zinsperiode entspricht dem Referenzzinssatz zuzüglich 1,000% (die „Marge“) per annum. Sollte der Referenzzinssatz negativ sein, so gilt ein Referenzzinssatz von null als vereinbart.

(1)    The Loan shall bear interest on its aggregate principal amount at a floating interest rate. The interest rate for each Interest Period shall be the plus 1.000 per cent (the “Margin”) per annum. In case the Reference Interest Rate is less than zero, the Reference Interest Rate shall be deemed to be zero.

(2)    Die Zinsen sind halbjährlich nachträglich am 13. Januar und 13. Juli eines jeden Jahres (jeweils ein „Zinszahlungstag“) zahlbar, erstmals am 13. Januar 2023, es sei denn, der betreffende Tag ist kein Bankarbeitstag. In diesem Fall ist die Zahlung am unmittelbar darauffolgenden Bankarbeitstag fällig, es sei denn, der Zinszahlungstag würde dadurch in den nächsten Kalendermonat fallen; in diesem Fall ist der Zinszahlungstag der unmittelbar vorhergehende Bankarbeitstag. Der Zeitraum zwischen dem Auszahlungstag (einschließlich) und dem ersten Zinszahlungstag (ausschließlich), sowie zwischen einem nachfolgenden Zinszahlungstag (einschließlich) und dem jeweils nächsten Zinszahlungstag (ausschließlich), wird „Zinsperiode“ genannt. Die erste Zinsperiode beginnt am 13. Juli 2022. Die Zinsen werden auf der Basis der genauen Zahl der in einer Zinsperiode abgelaufenen Tage, bezogen auf ein Jahr von 360 Tagen, berechnet. Die letzte Zinszahlung erfolgt am 13. Juli 2032.

(2)    The interest shall be semiannually in arrears on 13 January and 13 July of each year (each an “Interest Payment Date”), for the first time on 13 January 2023, unless the relevant date is not a Banking Day. If any such Interest Payment Date is not a Banking Day, payment shall be due on the immediately following Banking Day unless the Interest Payment Date would then fall in the next calendar month. In this case, the Interest Payment Date shall be the immediately preceding Banking Day. The period from (and including) the Disbursement Date until (but excluding) the first Interest Payment Date as well as from (and including) any following Interest Payment Date until (but excluding) the relevant next Interest Payment Date is referred to as an "Interest Period”. The first Interest Period starts on 13 July 2022. Interest shall be calculated on the basis of the actual number of days elapsed during an Interest Period and a 360-day year. The last interest payment shall be made on 13 July 2032.

(3)     Die Marge wird im Hinblick auf das von der Darlehensnehmerin zuletzt mitgeteilte und im jüngsten, vom ESG-Ratinganbieter veröffentlichten ESG-Bericht zugewiesene ESG-Rating gemäß der nachstehenden Tabelle angepasst (zur Vermeidung von Zweifeln: es erfolgt keine kumulative Erhöhung oder Verringerung der anwendbaren Marge gemäß der nachstehenden Tabelle für aufeinanderfolgende Zeiträume) (jede solche Anpassung eine "ESG-Anpassung").

(3)     The Margin shall be adjusted with respect to the ESG Rating as most recently notified by the Borrower and determined by reference to the latest ESG Report published by the ESG Rating Provider and the table below (for the avoidance of any doubt, any such increase or decrease of the applicable Margin pursuant to the table below shall not be cumulative for successive periods) (each such adjustment an “ESG Adjustment”):

ESG Rating
Erhöhung / Verringerung der Marge in Basispunkten pro Jahr

ESG-Rating im unteren ESG-Rating-Bereich
+ 2,5

Basis-ESG-Rating
0.00

ESG-Rating im oberen ESG-Rating-Bereich
- 2,5

Jegliche ESG-Anpassung wird mit dem ersten Tag der unmittelbar auf die Lieferung des jeweiligen ESG-Zertifikats folgenden Zinsperiode wirksam.	ESG Rating
Increase / reduction of the Margin in basis points per annum

ESG Rating in the Lower ESG Rating Range
+ 2.5

Base ESG Rating
0.00

ESG Rating in the Upper ESG Rating Range
- 2.5

Any ESG Adjustment shall take effect on the first day of next Interest Period commencing immediately following delivery of the relevant ESG Certificate.
(4) Falls:	(4) If:
(a)     der ESG-Ratinganbieter aus irgendeinem Grund der Darlehensnehmerin kein ESG-Rating mehr zuweist oder wenn der ESG-Ratinganbieter kein ESG-Rating für ein Geschäftsjahr zuweist (vorausgesetzt, dass jedes ESG-Rating spätestens am 31. Oktober eines jeden Jahres verfügbar gemacht wird); oder

(a)     the ESG Rating Provider, for any reason, no longer assigns an ESG Rating with respect to the Borrower or if the ESG Rating Provider fails to assign an ESG Rating for any business year (provided that each ESG Rating is made available no later than 31 October of each year); or

(b)     der ESG-Ratinganbieter hat (nach vernünftiger Einschätzung der Darlehensnehmerin) (1) die Bewertungsmethodik oder (2) den allgemeinen Bewertungsansatz der Branche, in der der Kreditnehmer tätig ist, und ihre Produktionsmethoden so geändert, dass die Bestimmung des ESG-Ratings (das der Darlehensnehmerin zugewiesen wurde oder noch zu vergeben ist) nicht mehr mit der Bestimmung des ESG-Ratings gemäß dem ursprünglichen ESG-Bericht vergleichbar ist,

(b)     the ESG Rating Provider has (in the reasonable opinion of the Borrower) amended (1) the valuation methodology or (2) the general approach of the valuation of the industry in which the Borrower operates and its production methodologies, in a way that the determination of the ESG Rating (which has or is to be awarded to the Borrower) is no longer comparable to the determination of the ESG Rating set out in the Original ESG Report,

hat die Darlehensnehmerin dem Darlehensgeber entsprechend zu benachrichtigen und dann eine alternative Partei, unabhängig von der Darlehensnehmerin, muss angewiesen werden, ein alternatives ESG-Rating zu berechnen und zuzuweisen, das für die Zwecke der Anpassung der Marge auf der Grundlage eines ESG-Ratings verwendet wird.	the Borrower shall notify the Lender accordingly and then an alternative party, independent of the Borrower, has to be instructed to calculate and award an equivalent ESG Rating to be used for the purposes of the adjustment of the Margin based on an ESG Rating.
(5) Ist der Referenzzinssatz nach Absatz (c) der Definition Referenzzinssatz zu bestimmen, so ist dieser ab Beginn der Zinsperiode, die unmittelbar nach dieser Festlegung beginnt, zu verwenden.
(5)     If the Reference Interest Rate is to be calculated in accordance with paragraph (c) of the definition of the Reference Interest Rate such Interest Rate shall apply from the beginning of the Interest Period immediately following the determination.

(6)    Sollte der Referenzzinssatz nach Absatz (c) der Definition Referenzzinssatz zu bestimmen sein, so ist jede Partei auf Aufforderung der anderen Partei verpflichtet, unverzüglich in Verhandlungen mit dem Ziel einzutreten, diejenigen Vertragsänderungen zu vereinbaren, die erforderlich sind, um:

(6)    If the Interest Rate is to be calculated in accordance with paragraph (c) of the definition of the Reference Interest Rate, each party will promptly (unverzüglich) at the request of the other party enter into negotiations with a view to agreeing those amendments to the Agreement which are necessary:

(a)    einen Ersatz für den dann maßgeblichen Referenzzinssatz zu vereinbaren, der dem ursprünglichen Referenzzinssatz möglichst nahekommt und die Darlehensgeberin und die Darlehensnehmerin nicht benachteiligt; und/oder

(a)    to replace the applicable Reference Interest Rate at that time by a new reference interest rate which meets as closely as possible the initial Reference Interest Rate and which does not disadvantage the Borrower or the Lender; and/or

(b)    vertragliche Regelungen mit der Nutzung des Referenzzinssatzes nach Absatz (c) der Definition Referenzzinssatz oder des zu vereinbarenden neuen Referenzzinssatzes zu harmonisieren, die Höhe des Zinssatzes unter Zugrundelegung dieses Zinssatzes zu berechnen, Marktusancen, welche sich in Bezug auf diesen Zinssatz herausgebildet haben, zu reflektieren, etwaige zugehörige Auffang- und Rückfallmechanismen festzulegen und gegebenenfalls durch eine Anpassung der Konditionen so weitgehend wie möglich sicherzustellen, dass keine Partei aufgrund der Maßgeblichkeit dieses Zinssatzes im Ergebnis wirtschaftlich schlechter gestellt wird als zuvor,

(b)    to align any of its provisions in relation to the use of the Reference Interest Rate in accordance with paragraph (c) of the definition of the Reference Interest Rate or the new reference interest rate to be agreed, to enable that interest reference rate to be used for the calculation of the Interest Rate, to implement market conventions applicable to that interest reference rate, to provide for appropriate fallback provisions, and to adjust the pricing to ensure, to the extent reasonably practicable, that none of the parties to this Agreement will be in an economically worse position as a result of the application of that interest reference rate. If the Relevant Nominating Body has designated, nominated or recommended any adjustment of pricing (or method for calculating any adjustment), which avoid, to the extent reasonably practicable, any transfer of economic value from one party to another as a result of the application of that Replacement Reference Interest Rate, the adjustment shall be determined on that basis,

und eine solche Vereinbarung im hierfür erforderlichen Umfang abzuschließen. Solange eine solche Vereinbarung nicht getroffen wurde:	and in each case to agree on such necessary amendments. For so long as such agreement has not been achieved:
(c)    ist der von einer Partei festgelegte Referenzzinssatz oder, falls keine Partei eine Festlegung trifft, der zuletzt für eine Darlehensgewährung in EUR für eine vergleichbare Zinsperiode festgestellte Referenzzinssatz der maßgebliche Referenzzinssatz; und/oder

(a)    the Reference Interest Rate determined by one of the parties or, if no party has determined such Reference Interest Rate, the most recent Reference Interest Rate determined for the granting of a loan in EUR with a comparable interest period is the relevant Reference Interest Rate; and/or

(d)    muss die Partei, welche den Referenzzinssatz festlegt, durch Mitteilung an die andere Partei einseitig bindend diejenigen Änderungen des Darlehensvertrags festlegen, die geboten sind, damit der danach maßgebliche Zinssatz verwendet werden kann.

(b)    the party, which determines the Reference Interest Rate will, by notice to the other party, unilaterally specify those amendments to the Agreement which are necessary to apply the so determined Reference Interest Rate.

(7) An jedem Zinsfestsetzungstag wird die Zahlstelle die am Zinszahlungstag nach der betreffenden Zinsperiode fälligen Zinsen berechnen und der Darlehensnehmerin sowie der Darlehensgeberin mitteilen.
(7)    On each Interest Rate Determination Date, the Paying Agent shall determine and notify the Borrower and the Lender of the interest payable on the Interest Payment Date following the relevant Interest Period.

(8) Für die Zwecke dieses Darlehensvertrages haben die folgenden Begriffe, die folgende Bedeutung:	(8) For purposes of this Loan Agreement the terms below have the following meaning:

„Referenzzinssatz" bezeichnet:
(a)    den durch die jeweils zuständige Organisation (der „Administrator"), derzeit das European Money Markets Institute (EMMI), administrierten Referenzzinssatz „euro interbank offered rate" für die Dauer von 6 Monaten, welcher um 11:00 Uhr (Brüsseler Zeit) am zweiten (2.) Bankarbeitstag vor dem Beginn der jeweiligen Zinsperiode auf der Thomson Reuters Seite EURIBOR01 (oder auf einer anderen Thomson Reuters Seite, welche diesen Referenzzinssatz darstellt) oder auf der einschlägigen Seite eines anderen Informationsdienstes, der diesen Referenzzinssatz anstelle von Thomson Reuters veröffentlicht, dargestellt wird (der „EURIBOR-Referenzzinssatz");

“Reference Interest Rate” means:
(a)     the euro interbank offered rate administered by the relevant organisation (the "Administrator"), currently the European Money Markets Institute (EMMI), equal in length to the relevant Interest Period, displayed at 11:00 a.m. (Brussels time) two Business Days before the first day of the following Interest Period on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters (the "EURIBOR Reference Interest Rate");

(b)    wenn der EURIBOR-Referenzzinssatz vorübergehend nicht auf der Thomson Reuters Bildschirmseite EURIBOR01 (oder auf einer anderen Thomson Reuters Seite, welche diesen Referenzzinssatz darstellt) oder auf der einschlägigen Seite eines anderen Informationsdienstes, der diesen Referenzzinssatz anstelle von Thomson Reuters veröffentlicht, dargestellt wird, das arithmetische Mittel (falls erforderlich auf die dritte Dezimalstelle kaufmännisch gerundet) der Zinssätze per annum, die der Zahlstelle auf ihre Anforderung hin von drei von ihr ausgewählten Banken (die „Referenzbanken") als die Sätze genannt werden, welche nach deren Einschätzung eine führende Bank einer anderen führenden Bank um oder gegen 11:00 Uhr (Brüsseler Zeit) am zweiten (2.) Bankarbeitstag vor dem Beginn der jeweiligen Zinsperiode für Einlagen in EUR im europäischen Interbankenmarkt für die Dauer der betreffenden Zinsperiode quotiert. Sollte eine Referenzbank eine solche Quotierung nicht bis 13:00 Uhr (Brüsseler Zeit) am zweiten (2.) Bankarbeitstag vor dem Beginn der jeweiligen Zinsperiode abgeben, ist das betreffende arithmetische Mittel auf der Grundlage der von den übrigen Referenzbanken abgegebenen Quotierungen von der Zahlstelle zu bestimmen. Sofern keine oder nur eine der ausgewählten Banken eine Quotierung abgibt, wird der betreffende Referenzzinssatz durch die Zahlstelle (handelnd auf Weisung der Darlehensnehmerin, die ihre Entscheidung nach billigem Ermessen trifft) festgelegt; oder

(b)    if the EURIBOR Reference Interest Rate is temporarily not available on the page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters, the arithmetic mean of the rates p.a. (if required, rounded upwards to four decimal places) as supplied to the Paying Agent at its request by three banks appointed by the Paying Agent (the "Reference Banks") as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank at or about 11:00 a.m. (Brussels time) two Business Days before the first day of the following Interest Period for interbank term deposits in euro within the European interbank market for the relevant Interest Period. If at or about 1 p.m. (Brussels time) two Business Days before the first day of the following Interest Period, a Reference Bank does not supply a quotation, the arithmetic mean of the rates shall be calculated on the basis of the quotations of the remaining Reference Banks. If no or only one of the selected banks submits a quote, the respective reference interest rate shall be determined by the Paying Agent (acting on the instructions of the Borrower, who will make this determination in its reasonable discretion); or

(c) (wenn ein solcher Zinssatz nicht nur vorübergehend nicht mehr nach Absatz 0 oben festgestellt wird oder verwendet werden darf):	(c) (if any reference interest rate determined pursuant to paragraph (a) above is permanently no longer available or its use is prohibited):
(i)    den (nach deutschem Recht, einschließlich des Rechts der Europäischen Union, zulässigen) Zinssatz, den die Darlehensnehmerin, die ihr Ermessen nach Konsultation eines externen sachverständigen Dritten und unter Berücksichtigung von Marktusancen (soweit sich solche bereits etabliert haben) ausübt, nach billigem Ermessen festlegt und der Darlehensgeberin mitteilt;

(i)    a replacement reference interest rate (permitted under German law, including the law of the European Union) shall be determined by the Borrower in its reasonable discretion (after consultation with a third party expert and taking into account market practice (if already established)) and notified to the Lender;

(ii)    (wenn der die Darlehensnehmerin diesen Zinssatz nicht spätestens bis zum Ablauf einer Frist von 30 Bankarbeitstagen nach Versand einer Aufforderung hierzu durch die Darlehensgeberin über die Zahlstelle gemäß Absatz (i) oben festlegt) den Zinssatz, den die Darlehensgeberin in entsprechender Anwendung der in Absatz (i) oben enthaltenen Regelung festlegt; oder

(ii)    (if the Borrower has not determined such replacement reference interest rate within 30 Business Days upon receipt of the Lender's request through the Paying Agent in accordance with paragraph (i) above, the Lender will determine the replacement reference interest rate in accordance with the requirements set out in paragraph (i) above mutatis mutandis; or

(iii)    (wenn keine Partei den Ersatzreferenzzinssatz nach Absätzen (i) und (ii) oben festlegt) bis zu einer Festlegung des Ersatzreferenzzinssatzes nach Maßgabe dieses Darlehensvertrags den zuletzt für eine Darlehensgewährung in EUR für eine vergleichbare Zinsperiode nach Absatz (a) oben festgestellten Zinssatz.

(iii)    (if no party determines such replacement reference interest rate in accordance with paragraphs (i) and (ii) above), and for so long as no such replacement reference interest rate has been determined, the most recent Reference Interest Rate determined for the granting of a loan in EUR with a comparable interest period shall be the replacement reference interest rate determined in accordance with paragraph (a) above.

„Zinsfestsetzungstag“ den zweiten Bankarbeitstag vor Beginn der betreffenden Zinsperiode.	“Interest Rate Determination Date” means the second Banking Day prior to the start of the relevant Interest Period.
§ 3 Rückzahlung/Vorzeitige Rückzahlung	§ 3 Repayment/Early Redemption
(1)    Das Darlehen ist am 13. Juli 2032 zum Gesamtnennbetrag vollständig zurückzuzahlen, jedoch mit der Maßgabe, dass, sofern dieser Tag kein Bankarbeitstag ist, die Zahlung am darauffolgenden Bankarbeitstag in dem jeweiligen Kalendermonat (falls es einen gibt) oder (falls es keinen gibt) am unmittelbar vorausgehenden Bankarbeitstag fällig ist (der „Rückzahlungstag“).

(1)    The aggregate principal amount of the Loan shall be repaid in full on 13 July 2032, provided, however, that if such day is not a Banking Day, payment shall be due on the following Banking in that calendar month (if there is one) and (if there is none) the immediately preceding Banking Day (the “Repayment Date”).

(2) Der Darlehensnehmer ist berechtigt, den Vertrag nach Maßgabe der einschlägigen zwingenden gesetzlichen Bestimmungen vor dem Rückzahlungstag zu kündigen und das Darlehen zurückzuzahlen.	(2) The Borrower is entitled to terminate and repay the Loan prior to the Maturity Date in accordance with applicable mandatory law.

(3) Sofern ein Kontrollwechsel eingetreten ist, ist die Darlehensgeberin berechtigt, das Darlehen unter Einhaltung einer Kündigungsfrist von mindestens dreißig (30) Tagen durch schriftliche Mitteilung an die Darlehensnehmerin (und Kopie an die Zahlstelle) das Darlehen in Höhe ihres jeweiligen Anteils am Gesamtnennbetrag (jeweils zuzüglich bis zum vorzeitigen Rückzahlungstag aufgelaufener Zinsen) zu kündigen. Die Kündigung ist unwiderruflich und muss den vorzeitigen Rückzahlungstag ausweisen.	(3) In the event a Change of Control has occurred, each Lender shall be entitled to terminate the respective aggregate amount in the Loan attributable to that Lender in writing to the Borrower (copy to the Paying Agent) together with interest accrued to the date fixed for prepayment on giving not less than thirty (30) days’ notice. Such notice will be irrevocable and must specify the date fixed for prepayment.
§ 4 Zahlungen, Zahlstelle	§ 4 Payments, Paying Agent
(1) Die Darlehensnehmerin ist verpflichtet, bei Fälligkeit alle Kapital- oder Zinszahlungen, die gemäß diesem Darlehensvertrag geschuldet werden, in Euro auf das Konto der Zahlstelle zu zahlen.	(1) The Borrower undertakes to pay, as and when due, any sum of principal or interest owed under the Loan Agreement in Euro to the account of the Paying Agent.
(2)    Sofern eine Kapitalzahlung bei Fälligkeit nicht erbracht wird, wird der betreffende Betrag ab dem Fälligkeitstag (einschließlich) bis zum Datum der tatsächlichen Zahlung des überfälligen Betrages (ausschließlich) zu einem Zinssatz von 1 % per annum über dem an dem jeweiligen Fälligkeitstermin für das Darlehen geltenden Zinssatz verzinst, unbeschadet des Rechts der Darlehensgeberin, weitergehende Schadensersatzansprüche geltend zu machen, und unbeschadet des Rechts der Darlehensnehmerin, das Vorliegen eines geringeren Verzugsschadens nachzuweisen.

(2)    If any sum of principal is not paid when due the respective sum shall bear interest from (and including) the due date to (but excluding) the date of actual payment of the sum overdue at a rate of 1 per cent per annum above the rate of interest applicable to the Loan on the respective due date without prejudice to the right of the Lender to claim any further damages and without prejudice to the right of the Borrower to present evidence that the loss due to the late payment was less.

(3) Sofern eine Zinszahlung bei Fälligkeit nicht erbracht wird, hat die Darlehensgeberin das Recht auf den Ersatz des durch den Verzug entstandenen Schadens.	(3) If an interest payment is not made when due, the Lender has the right to demand indemnification for the loss caused by the delay in payment.
(4) Zahlungen der Darlehensnehmerin werden in der in § 367 Abs. 1 BGB vorgesehenen Reihenfolge auf die fälligen Beträge angerechnet.	(4) Payments by the Borrower shall be applied in the sequence provided for in section 367 para. 1 of the German Civil Code (BGB) to the amounts falling due.
(5)    Vorbehaltlich der Regelungen in § 9 (1) tritt die Erfüllungswirkung gegenüber der Darlehensgeberin erst ein, wenn die betreffenden Zahlungen ihr zugegangen oder auf einem von ihr benannten Konto gutgeschrieben sind.
(5) Subject to the rules in § 9 para. 1, fulfilment in relation to the Lender shall only occur once it receives the relevant payments or these are credited to an account it has designated.

(6)    Mit einer gesonderten Vereinbarung hat die Darlehensnehmerin die Bayerische Landesbank beauftragt, die Funktionen einer Zahlstelle (die Bayerische Landesbank wird hinsichtlich dieser Aufgaben als „Zahlstelle“ bezeichnet) zu übernehmen. Die Zahlstelle wird diese Funktionen nach Maßgabe der Zahlstellenvereinbarung vom 4. Juli 2022 ausüben. Die Darlehensnehmerin ist berechtigt, jederzeit ein anderes Kreditinstitut in der Bundesrepublik Deutschland oder der Europäischen Union mit der Wahrnehmung der Funktion der Zahlstelle zu beauftragen, sofern sie dies der Darlehensgeberin (über die Zahlstelle) schriftlich anzeigt. Wenn in diesem Darlehensvertrag auf die „Zahlstelle“ verwiesen wird, gilt jedes weitere als Zahlstelle eingesetzte Kreditinstitut als in diesen Verweis eingeschlossen.

(6)    By a separate agreement, the Borrower has mandated Bayerische Landesbank to exercise the role of paying agent (Bayerische Landesbank shall hereinafter be referred to as “Paying Agent" with respect to the duties in connection with this role). The Paying Agent shall exercise this role in accordance with the paying agency agreement dated as of 4 July 2022. The Borrower may at any time mandate another Credit Institution in the Federal Republic of Germany or the European Union to exercise the role of Paying Agent provided the Borrower informs the Lender (through the Paying Agent) in writing. Any reference in this Loan Agreement to the “Paying Agent” shall include any further Credit Institutions that exercise the role of Paying Agent.

(7)    Die Zahlstelle handelt ausschließlich als Beauftragte der Darlehensnehmerin und übernimmt keine Verpflichtungen gegenüber der Darlehensgeberin und es wird kein Auftrags- oder Treuhandverhältnis zwischen ihr und der jeweiligen Darlehensgeberin begründet.
(7) The Paying Agent acts solely as agent of the Borrower and does not have any obligations towards or relationship of agency or trust to any Lender.
§ 5 Steuern	§ 5 Taxes
(1)    Alle gemäß diesem Darlehensvertrag von der Darlehensnehmerin zu leistenden Kapital- und Zinszahlungen sind ohne Einbehalt oder Abzug von oder aufgrund von Steuern oder ähnlichen Abgaben jeglicher Art zu leisten, die derzeit oder künftig im oder für den Sitzstaat der Darlehensnehmerin oder von eine dortigen Behörde auferlegt oder erhoben werden (die „Quellensteuern“), es sei denn, diese sind gesetzlich vorgeschrieben. Sofern die Darlehensnehmerin gesetzlich verpflichtet ist, derartige Einbehaltungen oder Abzüge - abgesehen von FATCA - vorzunehmen, wird sie diejenigen zusätzlichen Beträge zahlen (die „Zusätzlichen Beträge“), die erforderlich sind, damit die Darlehensgeberin netto die gleichen Beträge erhält, die sie ohne eine solche Einbehaltung oder einen solchen Abzug als Kapital- und Zinszahlungen aus dem Darlehensvertrag erhalten hätte.

(1)    All payments of principal and interest under the Loan Agreement by the Borrower shall be made without deduction or withholding for, or on account of, any present or future taxes or similar duties of whatever nature imposed or levied by or on behalf of the country where the Borrower has its legal seat or any governmental authority there (“Withholding Taxes”) unless such deduction or withholding is required by law. If the Borrower is required by law to make such withholding or deduction other than FATCA, then the Borrower shall pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received by the Lender after such deduction or withholding shall equal the respective amounts of principal and interest which would have been receivable under the Loan Agreement in the absence of such deduction or withholding.

(2)     Falls der Darlehensgeberin Umstände bekannt werden, die dazu führen, dass die Darlehensnehmerin gemäß § 5 (1) des Darlehensvertrags Zusätzliche Beträge schuldet, informiert die Darlehensgeberin die Darlehensnehmerin hierüber unverzüglich, ohne dass dadurch die in § 5 (1) beschriebenen Verpflichtungen der Darlehensnehmerin in irgendeiner Weise eingeschränkt würden. Die Darlehensgeberin wird dann in Absprache mit der Darlehensnehmerin solche ihr zumutbaren Schritte unternehmen, um die Wirkungen der genannten Umstände zu vermeiden oder zu vermindern, wobei (i) sie nicht verpflichtet ist, Schritte zu unternehmen, die nach ihrer vernünftigen Einschätzung für sie nachteilig sein könnten und (ii) ihr etwaige Kosten für gemäß § 5 (2) dieses Darlehensvertrages unternommene Schritte von der Darlehensnehmerin zu erstatten sind.

(2) If a Lender becomes aware of circumstances resulting in Additional Amounts to be owed by the Borrower pursuant to § 5 para. 1 of this Loan Agreement, such Lender – without prejudice to the Borrower’s obligations pursuant to § 5 para. 1 of this Loan Agreement – shall inform the Borrower about the aforementioned circumstances without undue delay. The relevant Lender shall, in cooperation with the Borrower, take all reasonable steps to mitigate or avoid the consequences of the aforementioned circumstances whereas (i) the relevant Lender shall not be obliged to take any steps which such Lender determines in its reasonable discretion to be detrimental and (ii) the Borrower shall reimburse any costs incurred by such Lender due to any steps taken to § 5 para. 2 of this Loan Agreement.

(3)    Falls (i) in der Folge einer am oder nach dem Datum dieses Darlehensvertrages wirksam werdenden Änderung der im Sitzstaat der Darlehensnehmerin geltenden Rechtsvorschriften Quellensteuern auf die Zahlung von Kapital oder Zinsen hinsichtlich des Darlehens anfallen (und dies trotz des Einsatzes aller angemessenen Mittel durch die Darlehensnehmerin nicht vermieden werden kann und die betreffende Darlehensgeberin Maßnahmen gemäß § 5 (2) des Darlehensvertrags ergriffen hat) und (ii) die Darlehensnehmerin daher gemäß § 5 (1) dieses Darlehensvertrages verpflichtet ist, Zusätzliche Beträge zu zahlen, ist die Darlehensnehmerin berechtigt, das Darlehen gegenüber der Darlehensgeberin unter Einhaltung einer Kündigungsfrist von mindestens dreißig (30) Tagen zum Gesamtnennbetrag oder zum jeweiligen Anteil der Darlehensgeberin am Gesamtnennbetrag, jeweils zuzüglich bis zum vorzeitigen Rückzahlungstag aufgelaufener Zinsen, zurückzuzahlen.
Eine solche vorzeitige Kündigung darf jedoch nicht früher als neunzig (90) Kalendertage vor dem Zeitpunkt erfolgen, an dem die Darlehensnehmerin erstmals gemäß § 5 (1) dieses Darlehensvertrages verpflichtet wäre, Zusätzliche Beträge zu zahlen.
Die vorzeitige Kündigung gemäß diesem § 5 (3) erfolgt schriftlich gegenüber der Darlehensgeberin (über die Zahlstelle). Sie ist unwiderruflich und muss den vorzeitigen Rückzahlungstag ausweisen. Die Darlehensnehmerin hat an die Darlehensgeberin gegebenenfalls eine Vorfälligkeitsentschädigung zu zahlen.

(3)    If (i) as a consequence of any amendments of the legal regulations valid in the country where the Borrower has its legal seat that take effect on the date of this Loan Agreement or thereafter, Withholding Taxes regarding payments of principal or interest under the Loan need to be made (and cannot be avoided despite the Borrower having made every reasonable effort to prevent such a situation and the relevant Lender having taken steps pursuant to § 5 para. 2 of this Loan Agreement) and (ii) the Borrower is obliged to pay Additional Amounts pursuant to § 5 para. 1 of this Loan Agreement, the Borrower shall be entitled to repay the Loan on giving not less than (30) days’ notice, either at the aggregate principal amount thereof or at the partial amount of the aggregate principal amount of such Lender, in each case with interest accrued to the date fixed for prepayment.
Any such notice of prepayment shall not be effected earlier than ninety (90) days prior to the date on which the Borrower first becomes obliged to pay Additional Amounts pursuant to § 5 para 1.
Any such notice of prepayment in accordance with this § 5 para. 3 shall be given in writing and shall be addressed to the Lender (via the Paying Agent). Such notice will be irrevocable and must specify the date fixed for prepayment. The Borrower will pay a Prepayment Indemnity, if any.

(4)     Soweit die Darlehensnehmerin zum Einbehalt und zur Abführung nach FATCA verpflichtet ist, ist sie berechtigt, diesbezüglich anfallende Beträge von der Bruttovergütung zu Lasten der Darlehensgeberin einzubehalten und an die zuständige Behörde abzuführen, ohne hierfür einen Ausgleich an die von einem solchen Einbehalt oder Abzug betroffene Darlehensgeberin zahlen zu müssen.
Für Zwecke dieses Absatzes bedeutet „FATCA“ (i) Paragraphen 1471 bis 1474 des Revenue Code oder damit im Zusammenhang stehende Vorschriften; (ii) (b)    jedes Abkommen, jedes Gesetz oder jede Vorschrift einer anderen Rechtsordnung beziehungsweise im Zusammenhang mit einem zwischenstaatlichen Abkommen zwischen den USA und einer anderen Rechtsordnung, die (jeweils) die Umsetzung der Gesetze oder Vorschriften im Sinne des vorstehenden Absatzes (i) erleichtert; und (iii) jede infolge der Umsetzung eines Abkommens, Gesetzes oder einer Vorschrift im Sinne der vorstehenden Absätze (i) und (ii) mit der US-Bundesfinanzbehörde „US Internal Revenue Service“, der US-Regierung oder einer staatlichen Stelle oder Finanzbehörde in einer anderen Rechtsordnung geschlossene Vereinbarung.

(4) If the Borrower is required by FATCA to deduct and withhold any amounts, the Borrower shall be entitled to deduct such amounts due from the gross remuneration at the expense of the Lender and shall pay such amounts to the competent taxing authority without being required to pay any compensation to the Lender affected by such deduction or withholding.
For purposes of this section, “FATCA” means (i) sections 1471 to 1474 of the Revenue Code or any related regulationsany treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of the preceding sections (i) and (ii); or (iv) any agreement for the purposes of the implementation of the preceding sections (i) to (iii) with the US Internal Revenue Service, the United States government or any governmental or taxation authority in any other jurisdiction.

§ 6 Erhöhte Kosten	§ 6 Increased Costs
Falls aufgrund einer nach dem Datum dieses Darlehensvertrages erfolgenden Einführung eines Gesetzes oder einer sonstigen Vorschrift bzw. einer Änderung der Anwendung oder Auslegung eines Gesetzes oder einer sonstigen Vorschrift durch eine zuständige Behörde oder des Einhaltens eines Gesetzes oder einer sonstigen Vorschrift (mit Ausnahme solcher Gesetze oder Vorschriften, die am Datum dieses Darlehensvertrages in Kraft waren und von der Darlehensgeberin zum Datum dieses Darlehensvertrages nicht eingehalten wurden) (a) sich die Kosten der Darlehensgeberin für die Gewährung oder Fortführung des Darlehens wesentlich erhöhen oder (b) sich die Erträge aus dem Darlehen oder die Rendite des Darlehens in Relation zum Eigenkapital der Darlehensgeberin vermindern, so treten die Darlehensgeberin und die Darlehensnehmerin in Verhandlungen mit dem Ziel, eine für beide Parteien akzeptable Lösung zu finden.
If – after the date hereof – by reason of introduction or change of the interpretation or application by the respective competent authority with respect to any law or regulation or compliance with any law or regulation (except for such laws and regulations which have been in force as of the date of this Loan Agreement and with which the respective Lender was not in compliance as of the date hereof), there is (a) any substantial increase in the costs for a Lender to fund or maintain the Loan or (b) a reduction in the rate of return on the Loan or a decrease in the net return on the Loan in relation to the equity of the respective Lender, then the affected Lender and the Borrower shall enter into negotiations with the aim of finding a mutually acceptable solution for the Parties.

§ 7 Negativklausel, Rang (pari passu), Verfügungen	§ 7 Negative Pledge, Status (pari passu), Disposals

(1)     Die Darlehensnehmerin verpflichtet sich für die Laufzeit dieses Darlehensvertrages bzw. wird bei ihren Wesentlichen Tochtergesellschaften für die Laufzeit dieses Darlehensvertrages dafür Sorge tragen, dass weder sie noch eine ihrer Wesentlichen Tochtergesellschaften Grund- und Mobiliarpfandrechte oder andere dingliche Sicherungsrechte (die "Sicherheiten") an ihren jeweiligen Vermögensgegenständen bestellt oder bestehen lässt, um Finanzverbindlichkeiten zu besichern, es sei denn, die Verbindlichkeiten der Darlehensnehmerin aus diesem Darlehensvertrag werden zur gleichen Zeit in gleicher Weise und gleichem Rang und anteilig besichert. Dies gilt nicht für Sicherheiten, die aufgrund zwingender gesetzlicher Vorschriften bestellt wurden oder zu bestellen sind.

(1)    For the term of this Loan Agreement, the Borrower will not, and will ensure that none of its Principal Subsidiaries will, create or permit to subsist any mortgage, lien, charge, pledge or other in rem security interest (the "Security") upon any of their respective assets, to secure any Financial Indebtedness unless, at the same time or prior thereto, the Borrower's obligations under the Loan Agreement are equally and rateably secured, except for any Security created or to be created pursuant to mandatory law.

Dies gilt nicht für Sicherheiten in folgenden Fällen:	This does not apply to any Security listed below:
(i) Sicherheiten im Rahmen von Cash-Pooling-Vereinbarungen, die im normalen Geschäftsgang abgeschlossen werden;	(i) any Security arising under cash-pooling agreements entered into in the ordinary course of business;
(ii)    Ver- oder Aufrechnungsvereinbarungen, die von einem Mitglied des Konzerns im Rahmen der üblichen Bankgeschäfte zum Zweck der Verrechnung von Soll- und Habensalden eingegangen werden und Sicherheiten, die im ordentlichen Geschäftsgang im Rahmen der Allgemeinen Geschäftsbedingungen von Finanzinstituten, Banken oder Sparkassen begründet werden, bei denen ein Mitglied des Konzerns seine Bankverbindung hat, (einschließlich, zur Klarheit sei dies gesagt, Sicherheiten im Rahmen der Allgemeinen Geschäftsbedingungen der Banken oder Sparkassen oder der niederländischen allgemeinen Geschäftsbedingungen von Banken (Algemene bankvoorwaarden));

(ii) any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances and any Security arising under the general terms and conditions of any financial institution, bank or Sparkasse with whom any member of the Group maintains a banking relationship in the ordinary course of business (including for the avoidance of doubt any Security arising under the Allgemeine Geschäftsbedingungen der Banken oder Sparkassen or the Dutch General Banking Conditions (Algemene bankvoorwaarden));

(iii) Sicherheiten, die im Rahmen des ordentlichen Geschäftsgangs durch gesetzliche Bestimmungen oder übliche Geschäftsbedingungen begründet werden;	(iii) any Security arising in the ordinary course of business by operation of law or on the basis of customary general business conditions;
(iv)    Sicherheiten im Zusammenhang mit Vermögenswerten, die ein Konzernmitglied nach dem Datum des Darlehensvertrags erworben hat, oder mit Vermögenswerten von oder Anteilen an Personen, die ein Mitglied des Konzerns nach dem Datum des Darlehensvertrags erworben hat, falls:
(iv) any Security over or affecting any asset acquired by or any asset of or shares in any person acquired by a member of the Group after the date of this Loan Agreement if:
(A) die Sicherheit nicht im Hinblick auf den Kauf dieses Vermögenswertes durch ein Mitglied des Konzerns begründet wurde und	(A) the Security was not created in contemplation of the acquisition of that asset by a member of the Group; and
(B) der besicherte Kapitalbetrag nicht im Hinblick auf oder seit dem Kauf dieses Vermögenswertes durch ein Mitglied des Konzerns erhöht wurde;	(B) the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group;

(v)    Sicherheiten unter Rahmenverträgen für Finanztermingeschäfte (jeweils einschließlich unter einen Credit Support Annex), die im normalen Geschäftsgang eines Mitgliedes des Konzerns abgeschlossen werden;

(v) any Security arising under framework master agreements on derivatives (including in each case without limitation any related credit support annexes) entered into in the ordinary course of business by any member of the Group;

(vi) Barsicherheiten, die als Tilgung einer unter dem jeweils aktuellen Konsortialkreditvertrag der Darlehensnehmerin eingerichteten Abzweigline (Ancillary Facility) gewährt wurden;	(vi) any cash cover granted as repayment of an ancillary facility under the relevant existing syndicated loan agreement (Ancillary Facility);
(vii)    Barsicherheiten, die im Rahmen eines öffentlichen Übernahmeangebots für Aktien (oder andere aktiengebundene Wertpapiere) ausschließlich zum Zweck der Besicherung der Zahlungsverpflichtung (oder einer Bankgarantie für diese Zahlungsverpflichtung) gestellt wurden in Fällen, in denen der Markt ein solches Verfahren in seinen jeweiligen Übernahmegesetzen fordert;

(vii) any cash cover created solely for the purpose of securing the payment obligation (or the bank guarantee for such payment obligation) under a public tender offer for shares (and other equity linked securities), in a market which requires such process in its respective take-over code; and

(viii)    Sicherheiten im Zusammenhang mit jeglicher Vereinbarung, bei der ein Mitglied des Konzerns jegliche marktgängige Wertpapiere zu Bedingungen verkauft, die einen Rückkauf durch das Mitglied des Konzerns innerhalb eines Zeitraums von bis zu sechs (6) Monaten ab Verkaufsdatum vorsehen bzw. ermöglichen (eine „Rückkaufvereinbarung”), vorausgesetzt

(viii) any Security created in connection with any arrangement by which a member of the Group disposes of any marketable securities on terms whereby they are or may be re-acquired by such member of the Group (a “Repurchase Arrangement”) within a period not exceeding six (6) months from the date of the disposal, provided that:

(A) der Nennbetrag aller von der Rückkaufvereinbarung betroffenen Wertpapiere,	(A) the principal amount of all securities subject to Repurchase Arrangements;
(B) der ausstehende Nennbetrag aller in Vertrauen auf Ziffer (3)(a) unten verkauften Forderungen zu Asset-Backed-Securities-Transaktionen; und	(B) the outstanding principal amount of all receivables sold with respect to asset-backed securities transactions; and
(C) der Marktwert der Vermögenswerte aus Sale-and-lease-back-Transaktionen gemäß Ziffer(3)(d) unten	(C) the aggregate market value of assets subject to sale-and lease-back transactions described under paragraph 3 (d) below liegt insgesamt jederzeit bei maximal 10 % der Konzernbilanzsumme des Konzerns (berechnet durch Bezugnahme auf den letzten geprüften Konzernabschluss des Konzerns), wobei jede gemäß dieser Ziffer zulässigerweise bestellte Sicherheit auch dann zulässig bleibt, auch wenn die Grenze von 10 % der Konzernbilanzsumme aufgrund einer nachträglichen Verringerung der Konzernbilanzsumme nicht mehr eingehalten ist;

shall, when aggregated, not exceed 10 per cent. of consolidated total assets of the Group (as calculated by reference to the most recent audited consolidated financial statements of the Group) provided that, for the avoidance of doubt, any permitted Security created in reliance of this paragraph (viii) remains to be permitted although the amount referred to in this paragraph (viii) is no longer complied with due to a subsequent decrease in the Company's consolidated total assets after the date of the Relevant Repurchase Agreement or disposal;

(ix)    Sicherheiten zur Besicherung von Finanzverbindlichkeiten, die einem anderen Mitglied des Konzerns geschuldet werden um negative Steuereffekte für den Konzern oder ein Mitglied des Konzerns zu verhindern oder verringern;
(ix) any Security created to secure Financial Indebtedness owed to any other member of the Group with a view to avoid or mitigate any detrimental tax effect for the Group or any member of the Group;
(x) Sicherheiten, die zur Erfüllung von § 8a Altersteilzeitgesetz oder § 7b oder 7e Sozialgesetzbuch IV bestehen oder begründet wurden;
(x) any Security existing or created in order to comply with Article 8a of the German Partial Retirement Act (Altersteilzeitgesetz) or Article 7b or 7e of the German Social Security Code IV (Sozialgesetzbuch IV);

(xi)    Sicherheiten unter im gewöhnlichen Geschäftsverkehr begründeten (verlängerten) Eigentumsvorbehalten, Ratenkaufverträgen, Kaufverträgen unter Eigentumsvorbehalt (conditional sale agreement) oder Vereinbarungen, die einen vergleichbaren Effekt im Hinblick auf an ein Mitglied des Konzern gelieferte Waren haben, und die aufgrund der Allgemeinen- oder Standardgeschäftsbedingungen des Lieferanten und nicht aufgrund eines Vertragsverstoßes eines Mitglieds des Konzerns entstehen;

(xi) any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(xii)    Sicherheiten an Vermögensgegenständen, die von einer Wertpapierverwahrstelle oder einem Clearing House aufgrund der allgemeinen Geschäftsbedingungen bzw. Geschäftsabläufe der betreffenden Wertpapierverwahrstelle bzw. Clearing House im Rahmen des gewöhnlichen Geschäftsbetriebs entstehen oder bestellt werden; und

(xii) any Security created or subsisting over any asset held in any securities depositary or any clearing house pursuant to the standard terms and procedures of the relevant securities depositary or clearing house applicable in the normal course of trading;

(xiii)    Sicherheiten zur Besicherung von Finanzverbindlichkeiten, deren Kapitalbetrag (zusammen mit den Kapitalbeträgen aller Finanzverbindlichkeiten, für die ein Mitglied des Konzerns im Vertrauen auf diese Ziffer (xiii) eine Sicherheit bestellt hat), zum Zeitpunkt der Bestellung der jeweiligen Sicherheit 10% der Konzernbilanzsumme (berechnet durch Bezugnahme auf den letzten geprüften Konzernabschluss des Konzerns) übersteigt, wobei jede gemäß dieser Ziffer zulässigerweise bestellte Sicherheit auch dann zulässig bleibt, auch wenn die Grenze von 10 % der Konzernbilanzsumme aufgrund einer nachträglichen Verringerung der Konzernbilanzsumme nicht mehr eingehalten ist.

(xiii) any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than as permitted under paragraphs (i) to (x) above) does not, when aggregated, exceed 10 per cent. of consolidated total assets of the Group (as calculated by reference to the most recent audited consolidated financial statements of the Group) provided that, for the avoidance of doubt, any permitted Security created in reliance of this paragraph (xiii) remains to be permitted although the amount referred to in this paragraph (xiii) is no longer complied with due to a subsequent decrease in the Company's consolidated total assets.

(2)    Die Darlehensnehmerin sichert zu, dass ihre Zahlungspflichten aus diesem Darlehensvertrag während der gesamten Laufzeit dieses Darlehensvertrages mit allen anderen gegenwärtigen und zukünftigen unbesicherten und nicht nachrangigen Zahlungsverpflichtungen der Darlehensnehmerin im gleichen Rang stehen (pari passu). Ausgenommen hiervon sind Zahlungsverpflichtungen, deren vorrangige Bedienung sich aus zwingenden, allgemein anwendbaren Gesetzen, gesetzlichen Vorschriften oder Verwaltungsvorschriften oder im Zusammenhang mit nationalen oder lokalen Steuervorschriften ergibt.

(2)    The Borrower shall ensure that for the term of this Loan Agreement, its payment obligations under this Loan Agreement will rank pari passu with all other present and future, unsecured and unsubordinated payment obligations of the Borrower. This shall not apply to payment obligations whose prior servicing results from mandatory, generally applicable laws or regulations or governmental requirements or in the connection with national or local tax laws or regulations.

(3) Die Darlehensnehmerin verpflichtet sich einzelne Gegenstände ihres Anlagevermögens nicht auf einen Dritten zu übertragen oder zu übereignen. Dies gilt nicht für Übertragungen und Übereignungen:	(3) The Borrower shall whether voluntary or involuntary, sell, lease, transfer or otherwise dispose of any asset. This does not apply to any sale, lease, transfer or other disposal:
(a) von Vermögensgegenständen im gewöhnlichen Geschäftsgang zu marktüblichen Konditionen,	(a) of assets made at arm’s length in the ordinary course of business;
(b) von Vermögensgegenständen eines Mitglieds des Konzerns zu Gunsten eines anderen Mitglieds des Konzerns,	(b) of any asset by a member of the Group to another member of the Group;

(c)    von Forderungen im Rahmen von Asset-Backed Securities-Transaktionen, soweit der ausstehende Kapitalbetrag der von der Darlehensnehmerin durchgeführten Transaktionen in keinem ihrer Geschäftsjahre insgesamt 15 Prozent der Konzernbilanzsumme (berechnet durch Bezugnahme auf den letzten geprüften Konzernabschluss des Konzerns) übersteigt, wobei jede gemäß dieser Ziffer zulässigerweise durchgeführte Verfügung auch dann zulässig bleibt, auch wenn die Grenze von 15 % der Konzernbilanzsumme aufgrund einer nachträglichen Verringerung der Konzernbilanzsumme nicht mehr eingehalten ist,

(c)    of receivables under asset backed securities transactions, where the aggregated outstanding principal amount of the Borrower's transactions does not exceed 15 per cent. of consolidated total assets in any of the Borrower's financial years (calculated by reference to the most recent audited consolidated financial statements of the Group), provided that any disposition made pursuant to this clause shall remain permitted even if the limit of 15 per cent. of the Group’s total assets is no longer complied with due to a subsequent reduction in the Group’s total assets;

(d)    von Forderungen im Rahmen von marktüblichen Sale-and-Lease-back-Transaktionen, soweit der ausstehende Kapitalbetrag der von der Darlehensnehmerin durchgeführten Transaktionen in keinem ihrer Geschäftsjahre insgesamt 15 Prozent der Konzernbilanzsumme (berechnet durch Bezugnahme auf den letzten geprüften Konzernabschluss des Konzerns) übersteigt, wobei jede gemäß dieser Ziffer zulässigerweise durchgeführte Verfügung auch dann zulässig bleibt, auch wenn die Grenze von 15 % der Konzernbilanzsumme aufgrund einer nachträglichen Verringerung der Konzernbilanzsumme nicht mehr eingehalten ist,

(d) of receivables under sale and leaseback transactions under normal commercial terms where the aggregated outstanding principal amount of the Borrower's transactions does not exceed 15 per cent. of consolidated total assets in any of the Borrower's financial years (calculated by reference to the most recent audited consolidated financial statements of the Group), provided that any disposition made pursuant to this clause shall remain permitted even if the limit of 15 per cent. of the Group’s total assets is no longer complied with due to a subsequent reduction in the Group’s total assets;

(e)    von eigenen Aktien der Darlehensnehmerin, für die der Marktwert erhalten wurde oder im Kontext einer Aktienoption, eines Pensionsplans oder der Ausgabe von Belegschaftsaktien an Mitarbeiter und leitende Angestellte der Darlehensnehmerin oder einer ihrer Tochtergesellschaften,

(e) of treasury shares of the Borrower for which fair value is received or in the context of stock option, pension plan or incentives programs for employees and directors of the Borrower or any of its Subsidiaries;

(f) von Vermögensgegenständen im Austausch gegen gleichwertige oder höherwertige Vermögens,	(f) of assets in exchange for other assets which are comparable or superior as to type, value and quality
(g) überflüssigen Vermögensgegenständen oder Liquidationswerten	(g) of obsolete or surplus assets;
(h) von Geld und sonstigen Finanzmitteln, soweit dies nicht aufgrund anderer Regelung in diesem Darlehensvertrag verboten ist,	(h) of money or cash for purposes not otherwise prohibited by this Agreement;
(i) aufgrund gesetzlicher und/oder behördlicher Vorgaben oder Anordnungen,	(i) required by law or any governmental authority or agency;

(j)    deren Erlös (abzüglich branchenüblicher Transaktionskosten) im Rahmen des Gesellschaftszwecks reinvestiert wird oder zur Rückzahlung von Finanzverbindlichkeiten verwendet wird oder als Liquidität in dem Konzern verbleibt, und

(j)    where the proceeds of such transfers or conveys (less customary transaction costs) are reinvested for the corporate purpose or used for repayment of Financial Indebtedness or remains within the Group as liquid funds; and

(k)    von Vermögenswerten, deren Buchwert (oder, im Falle einer Veräußerung von Anteilen an einem Mitglied des Konzerns, deren relativer Wert in Prozent der Konzernbilanzsumme, wie im jeweils letzten geprüften konsolidierten Konzernabschluss der Darlehensnehmerin ausgewiesen), addiert mit dem Buchwert aller sonstigen veräußerten Vermögenswerte, die im Vertrauen auf diesen Absatz (k) übereignet oder übertragen werden, in keinem Geschäftsjahr der Darlehensnehmerin 30 Prozent ihrer Konzernbilanzsumme (berechnet durch Bezugnahme auf den letzten geprüften Konzernabschluss des Konzerns) zum Zeitpunkt der jeweiligen Übereignung oder Übertragung überschreitet.

(k)     of assets whose book value (or, in the case of a disposal of shares in a Group member, the value of the shares to be sold as a percentage of the consolidated group assets as shown in the Borrower's most recent consolidated financial accounts), when aggregated with the book value of all other assets disposed of (other than any of those permitted under paragraphs (aa) to (ff)) does not exceed 30 per cent of the Borrower's consolidated total assets in any of the Borrower's financial years, ), provided that any disposal made pursuant to this paragraph (k) shall remain permitted even if the limit of 30 per cent. of the Group’s total assets is no longer complied with due to a subsequent reduction in the Group’s total assets.

§ 8 Außerordentliche Kündigung	§ 8 Events of Default
(1) Die Darlehensgeberin ist berechtigt, ihre Darlehensforderung fristlos zu kündigen und die sofortige Rückzahlung der jeweiligen Darlehensforderung und der aufgelaufenen Zinsen zu verlangen, wenn
(1)    A Lender shall be entitled to declare its respective claim under the Loan by extraordinary termination and demand immediate repayment of the respective claim under the Loan together with interest accrued if

(a)    die Darlehensnehmerin Zinsen oder Kapital nicht am jeweiligen Fälligkeitstag zahlt, es sei denn die Nichtzahlung beruht auf technischen oder sonstigen administrativen Gründen außerhalb der Kontrolle der Darlehensnehmerin und wird innerhalb von fünf (5) Bankarbeitstagen nachgeholt, oder

(a)    the Borrower fails to pay interest or principal on the relevant due date unless such non-payment results from technical or other administrative reasons beyond the control of the Borrower and is not remedied within five (5) Banking Days; or

(b)    die Darlehensnehmerin sonstige wesentliche Verpflichtungen aus diesem Darlehensvertrag (mit Ausnahme von § 2 (4), Absatz (c) der Definition „Referenzzinssatz“ und § 11 (3)) nicht erfüllt und diese Nichterfüllung, sofern behebbar, nicht innerhalb eines Zeitraums von fünfzehn (15) Bankarbeitstagen nach entsprechender Benachrichtigung der Darlehensnehmerin durch die Darlehensgeberin behoben wird, oder

(b)    the Borrower fails to perform any other material obligation under this Loan Agreement (other than § (2), paragraph (c) of the Definition “Reference Interest Rate” and § 11 (3)) and such failure is capable of being remedied and is not remedied within fifteen (15) Banking Days after notice thereof has been given by the Lender to the Borrower; or

(c)    (i) Finanzverbindlichkeiten der Darlehensnehmerin und/oder einer ihrer Wesentlichen Tochtergesellschaften über insgesamt mehr als USD 30 Mio. (oder der Gegenwert in anderer Währung oder anderen Währungen) bei Fälligkeit oder nach Ablauf einer in den Bedingungen des betreffenden Instruments dieser Finanzverbindlichkeiten enthaltenen Nachfrist nicht gezahlt werden, oder (ii) eine Finanzverbindlichkeit der Darlehensnehmerin oder einer ihrer Wesentlichen Tochtergesellschaften, deren Gesamtbetrag USD 30 Mio. (oder der Gegenwert in anderen Währung oder anderen Währungen) überschreitet, wird von dem Gläubiger vorzeitig fällig gestellt oder auf andere Weise vor ihrer eigentlich bestimmten Fälligkeit auf Grund eines wie auch immer bezeichneten Kündigungsgrundes vorzeitig fällig, oder

(c)    (i) Financial Indebtedness of the Borrower and/or of any of its Principal Subsidiaries, the aggregate amount of which exceeds USD 30 million (or its equivalent in another currency or other currencies), is not paid when due or after the end of any grace period contained in the terms of the relevant Financial Indebtedness instrument, or (ii) any Financial Indebtedness of the Borrower or of any of its Principal Subsidiaries, the aggregate amount of which exceeds USD 30 million (or its equivalent in another currency or other currencies), is declared by the creditor or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or

(d)    die Darlehensnehmerin oder eine ihrer Wesentlichen Tochtergesellschaften zahlungsunfähig ist oder einräumt, zahlungsunfähig zu sein, ihre Zahlungen für Verbindlichkeiten einstellt oder aufgrund von tatsächlichen oder erwarteten finanziellen Schwierigkeiten Verhandlungen mit einem oder mehreren ihrer Gläubiger im Hinblick auf eine generelle Neuordnung oder Umschuldung ihrer Verbindlichkeiten beginnt oder eine Abtretung oder einen Vergleich zugunsten ihrer Gläubiger abschließt, oder

(d)    the Borrower or any of its Principal Subsidiaries is unable or admits its inability to pay its debts as they fall due, suspends making payments on its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes an assignment for the benefit of or a composition with its creditors; or

(e)    ein zuständiges Gericht ein Insolvenzverfahren über das Vermögen der Darlehensnehmerin oder einer Wesentlichen Tochtergesellschaft eröffnet, ein solches Verfahren eingeleitet und nicht innerhalb von sechzig (60) Tagen aufgehoben oder ausgesetzt worden ist oder die Darlehensnehmerin oder die Wesentliche Tochtergesellschaft die Eröffnung eines solchen Verfahrens beantragt oder einleitet, oder

(e)    a competent court opens insolvency proceedings against the Borrower's or a Principal Subsidiaries' assets, such proceedings are instituted but not discharged or stayed within sixty (60) days, or the Borrower or the Principal Subsidiary applies for or institutes such proceedings; or

(f) die Darlehensnehmerin oder eine Wesentliche Tochtergesellschaft in Liquidation tritt, es sei denn, es handelt sich um eine freiwillige Liquidation, oder	(f) the Borrower or a Principal Subsidiary goes into liquidation other than a voluntary liquidation; or
(g)    Zwangsvollstreckungsmaßnahmen in das Vermögen der Darlehensnehmerin oder einer Wesentlichen Tochtergesellschaft, sofern der Wert der Forderungen, wegen der die Zwangsvollstreckung betrieben wird, insgesamt mindestens USD 5.000.000,- (oder entsprechendem Gegenwert in einer anderen Währung) beträgt und diese nicht binnen zwanzig (20) Bankarbeitstagen aufgehoben oder in Treu und Glauben angefochten werden;

(g)    Enforcement measures are initiated against the Borrower or any other member of the Group, provided that such measures are in respect of indebtedness aggregating more than USD 5.000.000,- (or the equivalent in another currency) and are not discharged within 20 Business Days; or

(h)    die Darlehensnehmerin oder eine ihrer Wesentlichen Tochtergesellschaften ihre Geschäftstätigkeit ganz oder im Wesentlichen einstellt, sofern diese nicht auf eine andere Tochtergesellschaft der Darlehensnehmerin übertragen wird, oder
(h) the Borrower or any Principal Subsidiary ceases its business operations in whole or in material parts thereof unless such business is transferred to another Subsidiary of the Borrower; or

(i)    eine Verschmelzung der Darlehensnehmerin auf einen anderen Rechtsträger oder eine Übertragung sämtlicher oder im Wesentlichen sämtlicher Vermögenswerte auf einen anderen Rechtsträger stattfindet, es sei denn, dass (i) dieser andere Rechtsträger, ein Unternehmen mit Sitz in einem Mitgliedstaat der Europäischen Union (und nach seinem Austritt aus der Europäischen Union auch im Vereinigten Königreich), der Schweiz oder den Vereinigten Staaten von Amerika ist, welches aufgrund einer Vereinbarung oder kraft Gesetz sämtliche Verpflichtungen der Darlehensnehmerin aus diesem Darlehensvertrag übernommen hat, und (ii) die wirtschaftliche oder finanzielle Lage dieses anderen Rechtsträgers nicht schlechter ist, als die der Darlehensnehmerin zum Zeitpunkt des Eintritts dieses Ereignisses, oder

(i)    the Borrower is merged into another entity or all or substantially all of its assets are conveyed or transferred to another entity, unless (i) the entity is a corporation domiciled in a member state of the European Union (and following its exit from the European Union, the United Kingdom), Switzerland or the United States of America which assumes all obligations of the Borrower under this Loan Agreement either by an agreement or by operation of law, and (ii) the economic and financial situation of such entity is not less sound than that of the Borrower at the time of the occurrence of such event; or

(j) eine Wesentliche Nachteilige Änderung eingetreten ist.	(j) a Material Adverse Change has occurred; or
(2)    Die Darlehensnehmerin wird die Darlehensgeberin unverzüglich (über die Zahlstelle) schriftlich über alle Angelegenheiten, die zu einem in § 8 (1) aufgeführten außerordentlichen Kündigungsgrund führen könnten benachrichtigen. Kündigungen sind der Darlehensnehmerin schriftlich (über oder mit Kopie an die Zahlstelle) zuzuleiten. Sollte das Darlehen ganz oder teilweise vorzeitig aus den in diesem § 8 (1) genannten Gründen gekündigt werden, ist die Darlehensnehmerin gegebenenfalls zur Zahlung einer Vorfälligkeitsentschädigung verpflichtet.

(2)    The Borrower shall promptly notify the Lender (through Paying Agent) in writing on all matters which could lead to an event of default as set out in § 8 para. 1. Notices of termination have to be provided in writing to the Borrower through or with a copy to the Paying Agent. If the Loan is terminated prematurely in whole or in part for any reason set out in § 8 para. 1, the Borrower shall be obliged to pay a Prepayment Indemnity, if any.

(3) Ungeachtet der Bestimmungen des § 314 BGB finden die Bestimmungen von § 490 Abs. 1 BGB keine Anwendung.	(3) Notwithstanding the provisions of section 314 of the German Civil Code (BGB), the provisions of section 490 (1) of the German Civil Code (BGB) shall not apply.
§ 9 Übertragung	§ 9 Transfer
(1)    Die Darlehensgeberin kann ihre vertraglichen Rechte und Pflichten aus dem Darlehensvertrag ganz oder in Teilbeträgen von mindestens EUR 500.000,00 und darüber hinaus in ganzen Vielfachen des Betrages von EUR 500.000,00 an einen Dritten im Wege der Vertragsübernahme übertragen.

(1)    The Lender may transfer its contractual position hereunder in full or in partial amounts of at least EUR 500,000.00 and in whole multiples of EUR 500,000.00 above that - to a Third Party by way of assumption of contract.

(a) Im Falle der erstmaligen Ausplatzierung durch die Anfängliche Darlehensgeberin gilt Folgendes:	(a) In connection with the initial placement of the contractual position by the Initial Lender the following shall apply:
(i)    Die Übertragung der vertraglichen Position an eine Darlehensgeberin, welche nicht unter die Definition des Dritten fällt oder an eine Privatperson ist unzulässig. Ebenso ist eine Unterbeteiligung an der vorgenannten vertraglichen Position nicht zulässig.

(i)    The transfer of the contractual position to a Lender which does not meet the definition of a Third Party or to a private individual or a sub-participation in the contractual position referred to above is not permitted.

(ii)    Die Übertragung erfolgt gemäß einer von der Anfänglichen Darlehensgeberin zu erstellenden Geschäftsbestätigung, die von der eintretenden Darlehensgeberin gegenzuzeichnen ist. Die Zahlstelle wird die Darlehensnehmerin über jeden Übertragungsvorgang ohne schuldhaftes Zögern informieren.

(ii)    The transfer will be effected by a confirmation of transaction (Geschäftsbestätigung) to be issued by the Initital Lender and countersigned by the joining Lender. The Paying Agent shall inform the Borrower with respect to each transfer without undue delay.

(b) Für alle weiteren Übertragungsvorgänge gilt das Folgende:	(b) For all following transfers of the contractual position the following shall apply:
(i)     An eine Darlehensgeberin, die nicht unter die Definition des Dritten fällt, ist eine Übertragung der vertraglichen Position nur mit vorheriger schriftlicher Zustimmung der Darlehensnehmerin (mit Kopie an die Zahlstelle) zulässig. Eine Übertragung an Privatpersonen sowie eine Unterbeteiligung an der vorgenannten vertraglichen Position ist nicht zulässig.

(i)    The transfer of the contractual position to a Lender which does not meet the definition of a Third Party is only permitted with the prior written consent of the Borrower (copy to the Paying Agent). A transfer to a private individual or a sub-participation in the contractual position referred to above is not permitted.

(ii)     Die Übertragung wird zu dem im Übertragungszertifikat (Anlage 2) genannten Übertragungsdatum wirksam. Die Zahlstelle wird die Darlehensnehmerin über jeden Übertragungsvorgang ohne schuldhaftes Zögern durch Vorlage einer Kopie des entsprechenden Übertragungszertifikats informieren.

(ii)     Such transfer shall become effective as of the transfer date set forth in the Transfer Certificate (Annex 2). The Paying Agent shall inform the Borrower with respect to each transfer without undue delay by submitting a copy of the relevant Transfer Certificate.

(iii)    Für den Fall, dass die Zahlstelle das Übertragungszertifikat weniger als fünf (5) Bankarbeitstage vor einem Zinszahlungstag erhalten hat, hat eine Zahlung der Darlehensnehmerin an die ausscheidende Darlehensgeberin gegenüber der eintretenden Darlehensgeberin im Umfang der geleisteten Zahlung schuldbefreiende Wirkung.

(iii)    In the event that the Paying Agent receives a Transfer Certificate less than five (5) Banking Days before an Interest Payment Date, any payment made by the Borrower to the resigning Lender shall release the Borrower from its payment obligations to the joining Lender in the amount of such payment.

(2)     Folge einer Übertragung ist, dass die Rechtsstellung einschließlich sämtlicher bestehender Rechte und Pflichten der insoweit ausscheidenden Darlehensgeberin aus diesem Darlehensvertrag in dem Umfang, in dem übertragen wird, auf die eintretende Darlehensgeberin übergeht. Die derzeitige Darlehensgeberin verliert ihre Rechte und wird von ihren Verpflichtungen unter diesem Darlehensvertrag in dem Umfang frei, in dem diese auf die neue Darlehensgeberin übertragen wurden. Die Parteien sind sich einig, dass im Falle einer Übertragung ein gesondertes eigenständiges Vertragsverhältnis zwischen der Darlehensnehmerin und der neuen Darlehensgeberin entsteht, das im Wege der Abrede zwischen diesen geändert, aufgehoben, ergänzt oder anderweit modifiziert werden kann, ohne dass es der Mitwirkung sonstiger Parteien, insbesondere anderer Darlehensgeberinne, bedürfte.

(2)    The result of a transfer is that all of the resigning Lender's rights and obligations under this Loan Agreement are passed over to the joining Lender to the extent that they are transferred. The Existing Lender shall cease to have rights and shall be released from its obligations under this agreement to the extent that they have been transferred to the New Lender. The Parties agree that in the case of a transfer a separate and independent contractual relationship will be established between the Borrower and the New Lender, which may be amended, cancelled, supplemented or otherwise modified by an agreement between them without requiring the involvement of any other party, in particular other Lenders.

Vorbehaltlich Absatz (1) (b) (iii) sind im Falle einer vollständigen oder teilweisen Übertragung die Verpflichtungen der Darlehensnehmerin gegenüber einer eintretenden Darlehensgeberin erst dann erfüllt, wenn der Erlös eingeht bzw. deren Konto gutgeschrieben wird.

Subject to subparagraph 1 (b) (iii) the obligations of the Borrower in the event of a complete or partial transfer, shall be fulfilled with regard to a joining Lender only upon the proceeds being received by or credited to its account.

Des Weiteren verpflichtet sich die ausscheidende Darlehensgeberin, Zahlungen der Darlehensnehmerin, die ab dem Wirksamwerden der Übertragung und hinsichtlich der Zinsen gegebenenfalls zeitanteilig gemäß § 4 (Zahlungen) an sie geleistet werden, unverzüglich an die eintretende Darlehensgeberin weiterzuleiten.

Furthermore the resigning Lender is obliged to promptly pass on any payments which the Borrower makes after a transfer has become effective and in relation to any interest which may have been paid pro rata temporis according to § 4 (Payments) to the joining Lender.

Sofern und soweit eine Übertragung nach diesem § 9 dazu führen würde, dass die Darlehensnehmerin Zusätzliche Beträge oder sonstige erhöhte Kosten nach § 5 zu tragen hätte, so ist die Darlehensnehmerin zur Zahlung dieser Beträge nur insoweit verpflichtet, als diese auch bei einer Zahlung an die ausscheidende Darlehensgeberin angefallen wären, es sei denn die Zusätzlichen Beträge oder Kosten beruhen auf Umständen, die nach der Vertragsübernahme eingetreten sind.

If and to the extent that a transfer pursuant to this § 9 would result in the obligation of the Borrower to bear any Additional Amounts or other increased costs pursuant to § 5 hereof, the Borrower shall be obligated to pay such amounts only to such extent as these would have been incurred also in the case of payment to the resigning Lender, unless such Additional Amounts and costs are based on facts having occurred subsequent to the assignment.

(3) Mit Unterzeichnung dieses Darlehensvertrages erteilt die Darlehensnehmerin ihre vorherige Zustimmung zu jeder im Einklang mit § 9 (1) erfolgten Übertragung.	(3) By signing this Loan Agreement, the Borrower grants its prior consent to any such transfer made in compliance with § 9 para. 1.
(4)    Die Darlehensgeberin ist berechtigt, alle Rechte aus diesem Vertrag zum Zwecke der Refinanzierung als Sicherheit auf die Deutsche Bundesbank, Banque Centrale du Luxembourg oder ein anderes Mitglied des europäischen Systems der Zentralbanken, die Schweizerische Nationalbank oder eine Förderbank des Euroraumes zu übertragen. Die Wirksamkeit der Übertragung unterliegt ausdrücklich keinen formalen Anforderungen und keiner Anzeigepflicht an die Darlehensnehmerin. Übertragungen durch eine Zentralbank des Eurosystems oder Förderbank des Euroraumes unterliegen gleichfalls ausdrücklich keinen formalen Anforderungen und keiner Anzeigepflicht an die Darlehensnehmerin. Dies gilt ebenfalls für Rückabtretungen und mit Realisierungsszenarien verbundene Abtretungen unter Beteiligung nationaler Zentralbanken im Eurosystem. Im Fall der Verwertung der vertraglichen Rechte durch eine Zentralbank des Eurosystems unterliegt diese nicht den Beschränkungen von § 9 (1).

(4)    The Lender shall be authorized to transfer all its claims under this Loan to the Deutsche Bundesbank, Banque Centrale du Luxembourg or any other central bank of the ECB system or to the Swiss National Bank or any eurozone development bank (“Förderbank”) as security for refinancing purposes. For the validity of such transfer expressly no formal requirements and obligations to inform the Borrower shall be required. Likewise, in case of such transfers being made by any central bank of the ECB system or eurozone development bank expressly no formal requirements and obligations to inform the Borrower shall be required. This also applies to reassignment and assignments associated with realisation scenarios involving national central banks within the Eurosystem. In case of the liquidation of any rights arising out of this Loan Agreement by any central bank of the ECB system, the restrictions under clause 9 para. 1 shall not apply.

(5)    Im Falle des Eintritts eines der in § 8 (1) genannten außerordentlichen Kündigungsrechte, das noch 20 Bankarbeitstage nach seinem Eintritt fortbesteht, unterliegt die daraufhin erfolgende Übertragung durch Vertragsübernahme keinen der in Abs. (1) genannten Beschränkungen, wenn der Kündigungsgrund zu diesem Zeitpunkt noch fortbesteht.

(5)    If an event of default giving rise to an extraordinary termination right as set out in Article 8 para. 1 has occurred and is continuing 20 Banking Business Days after its occurrence, a subsequent transfer by way of assumption shall not be subject to any restrictions as set out in this para. 1 if such event of default continues at the time of the transfer.

(6)    Die Darlehensnehmerin ist damit einverstanden, dass in diesem Rahmen die Vertragsdaten einschließlich personenbezogener Daten von Mitarbeitern/ Vorstandsmitgliedern an die betreffende Zentralbank oder Förderbank, sowie gegebenenfalls an Dritte, welche die Sicherheit im Falle einer Sicherheitenverwertung erwerben, weitergegeben werden. Dieses Einverständnis erstreckt sich auch auf Veröffentlichungsmaßnahmen (z.B. die Eintragung in ein berechtigten Dritten zugängliches Register), welche zur Bestellung oder zur Aufrechterhaltung der Sicherheit erforderlich sind.

(6)    The Borrower hereby gives its consent to the forwarding of all information contained in this Loan Agreement including personal data of employees/board members to the respective central bank or development bank for such transfer and, if applicable, to third parties acquiring the security in case of an enforcement of such a security. Such consent shall also extend to measures of publication (e.g. recording the security in a register that authorised third parties have access to) which are necessary for the constitution or consistency of such a security.

§ 10 Art der Rechte und Verpflichtungen einer Darlehensgeberin	§ 10 Nature of a Lender's Rights and Obligations

(1)    Die Verpflichtungen einer Darlehensgeberin (mit Verpflichtungen einer anderen Darlehensgeberin aus dem Darlehensvertrag) sind nicht gesamtschuldnerisch. Keine der Darlehensgeberinnen haftet für die Verpflichtungen einer anderen Darlehensgeberin aus dem Darlehensvertrag.

(1)    The obligations of a Lender (and obligations of another Lender under this Loan Agreement) are not joint and several (keine gesamtschuldnerische Haftung). No Lender is liable for the obligations of any other Lender under the Loan Agreement.

(2)    Die Rechte einer Darlehensgeberin (mit Rechten einer anderen Darlehensgeberin aus diesem Darlehensvertrag) sind nicht gesamtgläubigerisch. Die jeweils gemäß diesem Darlehensvertrag einer Darlehensgeberin geschuldeten Beträge stellen eine gesonderte und unabhängige Verbindlichkeit dar, und jede der Darlehensgeberinnen ist berechtigt, ihre Rechte aus diesem Darlehensvertrag unabhängig von einer anderen Darlehensgeberin durchzusetzen.

(2)    The rights of a Lender (and rights of another Lender under this Loan Agreement) are not joint and several (keine Gesamtgläubiger). The amounts owed at any time under the Loan Agreement by the Borrower to any Lender shall constitute a separate and independent debt and each Lender shall be entitled to protect and enforce its rights arising out of this Loan Agreement independently from another Lender.

§ 11 Information	§ 11 Information
(1)     Die Darlehensnehmerin wird die zur Erfüllung der Vorgaben des § 18 Kreditwesengesetz (KWG) erforderlichen Unterlagen und anderen Informationen, die die Darlehensgeberin zur Erfüllung ihrer gesetzlichen Verpflichtungen benötigt, auf Anforderung durch die Darlehensgeberin rechtzeitig übermitteln. Die Darlehensnehmerin ist insbesondere verpflichtet, der Darlehensgeberin (über die Zahlstelle) während der Laufzeit des Darlehens folgende Dokumente zur Verfügung zu stellen:

(1)    For the purposes of complying with the requirements under section 18 of the German Banking Act (KWG), the Borrower shall submit on request of the Lender in a timely manner to the Lender any documents and information required to comply with the Lender's statutory obligations. During the term of the Loan, the Borrower shall in particular supply the Lender with following documents (through the Paying Agent):

(a) sobald diese veröffentlicht sind, in jedem Fall aber innerhalb von einhundertachtzig (180) Tagen nach dem Ende des Geschäftsjahrs, den geprüften Konzernjahresabschluss der Darlehensnehmerin, und
(a)    the audited consolidated financial statements of the Borrower as soon as they are publicly available but in any event no later than one hundred and eighty (180) days after the end of the Borrower's financial year; and

(b) weitere Informationen, die eine Darlehensgeberin zur Erfüllung gesetzlicher Anforderungen angemessenerweise anfordern kann.	(b) any other information a Lender may reasonably request in order to comply with legal requirements.
(2)    Die Verpflichtung zur Lieferung von Dokumenten nach § 11 (1) entfällt, sofern diese Dokumente auf der Webseite der Darlehensnehmerin (in speicher- oder druckbarer Weise) frei zugänglich veröffentlicht sind.
(2) The obligation to provide with documents pursuant to § 11 para. 1 shall cease to apply if these documents are freely accessible on the Borrower's website (in a form that can be saved or printed).

(3) Die Darlehensnehmerin verpflichtet sich	(3) The Borrower undertakes to:
(a) einmal pro Geschäftsjahr einen aktualisierten ESG-Bericht einzuholen;	(a) obtain an up-dated ESG Report once in each of its financial years;
(b) dem ESG-Ratinganbieter alle Informationen zur Verfügung zu stellen, die der ESG-Ratinganbieter vernünftigerweise für die Bestimmung des ESG-Ratings benötigt und anfordert;	(b) provide the ESG Rating Provider with all information, which the ESG Rating Provider reasonably requires and requests for the determination of the ESG Rating; and
(c)    der Zahlstelle ein ESG-Zertifikat (Anlage 3) mit dem zugewiesenen ESG-Rating nebst Kopie des zugehörigen ESG-Bericht zur Verfügung zu stellen unverzüglich nach Veröffentlichung eines solchen ESG-Rating-Berichts.

(c)    provide to the Paying Agent with an ESG Certificate (Annex 3) with the assigned ESG Rating together with a copy of the related ESG Report without undue delay following the publication of such ESG Rating Report.

(4)     Die Darlehensnehmerin ermächtigt die Darlehensgeberin, alle Unterlagen, Daten und Informationen, die der Darlehensgeberin hierfür erforderlich, zweckdienlich oder geeignet erscheinen, zur Prüfung an potenzielle Dritte (oder ein Mitglied des europäischen Systems der Zentralbanken oder die Schweizerische Nationalbank) für die unter § 9 (4) beschriebenen Zwecke an Personen, die aus technischen oder rechtlichen Gründen in die Abwicklung einer Übertragung einzubinden sind (z.B. Rechtsberater, Rating-Agenturen, Wirtschaftsprüfer) und an staatliche Gerichte und Behörden (insbesondere Aufsichtsbehörden), die gemäß Gesetz eine Offenlegung verlangen, weiterzuleiten bzw. ihnen bekanntzugeben, und befreit die Darlehensgeberin insoweit vom Bankgeheimnis.

(4)    The Borrower hereby authorizes the Lender to pass on or to disclose for review any such documents, data and information as the Lender may consider necessary, useful or appropriate to any potential Third Party (or to a member of the European system of central banks or to the Swiss National Bank for the purposes set out in § 9 para. 4 or to such persons, who are involved in the settlement of the transfer for technical or legal reasons (such as legal advisors, rating agencies, auditors) or to governmental courts and authorities (especially supervisory authorities) that require disclosure by law, and therefore releases the Lender from banking confidentiality.

(5)    Im Übrigen verpflichten sich die Parteien dieses Darlehensvertrages, vertrauliche Informationen und Dokumente, die sie im Zusammenhang mit diesem Darlehen erhalten, vertraulich zu behandeln. Auf eine Darlehensgeberin anwendbare gesetzliche oder behördliche Offenlegungspflichten bleiben unberührt.

(5)    Apart from that, the Parties agree to treat information and documents received in connection with this Loan as confidential. Legal or regulatory disclosure requirements that the Lender are subject to remain unaffected.

§ 12 Mitteilungen	§ 12 Notices
Alle Mitteilungen und Anfragen oder sonstige Kommunikation gemäß diesem Darlehensvertrag sind schriftlich (auch per Fax oder als pdf-Datei) abzufassen und wie folgt zu adressieren:	Any notices, queries or other communication under this Loan Agreement shall be made in writing (including by fax or pdf file) and shall be addressed as follows:
(1) Sofern sie an die Darlehensnehmerin gerichtet sind, an ihre folgende Anschrift:	(1) If intended for the Borrower, to the following address:

QIAGEN N.V. Hulsterweg 82 5912 PL Venlo The Netherlands Tel. + 31 77 3556644 Fax + 31 77 3556640 z. Hd. v. Leiter Global Treasury global.treasury@qiagen.com	QIAGEN N.V. Hulsterweg 82 5912 PL Venlo The Netherlands Phone: + 31 77 3556644 Facsimile: +31 77 3556640 Attention: Head of Global Treasury global.treasury@qiagen.com
(2) Sofern sie an die Darlehensgeberin oder an die Zahlstelle gerichtet sind, an folgende Anschrift:	(2) If intended for the Lender or for the Paying Agent, to the following address:
Bayerische Landesbank
Brienner Straße 18
80333 München
Bundesrepublik Deutschland
Tel. +49 (0)89 - 2171 - 23409
Fax +49 (0)89 - 2171 - 600610
e-mail: PayingAgentssd@bayernlb.de

z. Hd. v. 4295 Team Emissionen & Regulatorik Handelsservice

Bayerische Landesbank
Brienner Strasse 18
80333 Munich
Federal Republic of Germany (FRG)
Phone: +49 (0)89 - 2171 - 23409
Facsimile: +49 (0)89 - 2171 – 600610
e-mail: PayingAgentssd@bayernlb.de

Attention: 4295 Team

Im Falle einer Übertragung gemäß § 9 sind Mitteilungen, die an eine eintretende Darlehensgeberin gerichtet sind, auch an die Zahlstelle zu adressieren.	In the event of a transfer pursuant to § 9, any notices to a joining Lender shall be addressed to the Paying Agent.
§ 13 Sonstige Bestimmungen	§ 13 Miscellaneous
(1) Die Darlehensnehmerin bestellt für die Dauer des Darlehensvertrages QIAGEN GmbH zur Zustellungsbevollmächtigten für gerichtliche Zustellungen in Deutschland.	(1) For the term of this Loan Agreement, the Borrower appoints QIAGEN GmbH as the agent for the service of process in Germany.
(2)    Die Darlehensnehmerin verpflichtet sich, der Darlehensgeberin alle notwendigen Informationen und Unterlagen zur Verfügung zu stellen, die diese für erforderlich hält, um ihre Verpflichtungen aus dem Geldwäschegesetz zu erfüllen.
(2) The Borrower undertakes to provide the Lender with all information and data the Lender deems necessary to fulfill the obligations of the German Anti-Money-Laundering Act (Geldwäschegesetz).

(3)     Die Darlehensnehmerin kann gegen Forderungen der Darlehensgeberin nur aufrechnen und Pfandrechte oder Zurückbehaltungsrechte geltend machen, wenn die Forderungen der Darlehensnehmerin unbestritten oder rechtskräftig festgestellt sind. Solange und soweit das Darlehen zum Sicherungsvermögen der Darlehensgeberin im Sinne von § 125 VAG oder, auch im Fall von Insolvenzverfahren, zu einer aufgrund gesetzlicher Vorschriften des deutschen Rechts zwingend zu bildenden Deckungsmasse gehört, oder zu Zwecken der Besicherung an eine Notenbank des Eurosystems abgetreten wurde, verzichtet die Darlehensnehmerin darauf, ihr Recht auf Aufrechnung sowie Pfandrechte und Zurückbehaltungsrechte auszuüben. Dies gilt auch im Verhältnis zwischen der Darlehensnehmerin und etwaigen Rechtsnachfolgern der Darlehensgeberin.

(3)    The Borrower may only offset claims, exercise any liens or any retention rights that are uncontested or have been legally established with final and binding effect against claims of the Lender. The Borrower hereby waives the exercise of any right of set-off, liens or any retention right if and to the extent that the Loan belongs to the reserved assets of the Lender within the meaning of section 125 German Insurance Supervisory Act (VAG) or to covering funds which must be set up pursuant to the laws of the Federal Republic of Germany, including in cases of insolvency proceedings or if the assignment was made to a national central bank within the Euro system for collateralisation purposes. This also applies in relation between the Borrower and any legal successor of the Lender.

(4)    Die Darlehensnehmerin ist damit einverstanden, dass personenbezogene Daten gespeichert, verarbeitet und im Rahmen der Zweckbestimmung dieses Darlehens – auch an gemäß § 9 (1) eintretende Darlehensgeberinnen – übermittelt werden.
(4) The Borrower consents to its personal data being recorded, processed and, for the purposes of this Loan, disclosed to any joining Lenders in accordance with § 9 para 1.
(5) Änderungen dieses Darlehensvertrages bedürfen der Schriftform. Dies gilt auch für einen Verzicht auf diese Schriftformklausel.	(5) Any amendments of this Loan Agreement must be made in writing in order to become effective. This shall also apply to any waiver of this section.
(6)    Sollte irgendeine Bestimmung dieses Darlehensvertrages ganz oder teilweise rechtlich unwirksam oder undurchsetzbar sein oder werden, so bleibt die Wirksamkeit und Durchsetzbarkeit der übrigen Bestimmungen dieses Vertrages davon unberührt. Eine sich daraus ergebende Regelungslücke ist durch ergänzende Auslegung unter ordnungsgemäßer Berücksichtigung der Interessen der Parteien zu schließen.

(6)    Should any provision of this Loan Agreement be or become entirely or partially invalid or unenforceable, the validity or enforceability of the remaining provisions shall not be affected thereby. Any omission resulting therefrom shall be remedied by supplemental provision which takes due account of the interests of the Parties.

(7) Dieser Darlehensvertrag wird in zwei (2) Exemplaren ausgefertigt, von denen je eines die Darlehensnehmerin und die Darlehensgeberin erhält.	(7) This Loan Agreement is executed in two (2) originals, one of which will be retained by the Borrower and one by the Lender.

(8)    Dieser Darlehensvertrag unterliegt dem Recht der Bundesrepublik Deutschland. Nicht ausschließlicher Gerichtsstand für alle Rechtsstreitigkeiten aus oder im Zusammenhang mit diesem Darlehensvertrag ist München, Bundesrepublik Deutschland.

(8)    This Loan Agreement is subject to the laws of the Federal Republic of Germany. Non-exclusive place of jurisdiction for any disputes arising in connection with this Loan Agreement shall be Munich, Federal Republic of Germany.

(9)    Dieser Darlehensvertrag ist in deutscher Sprache abgefasst und mit einer unverbindlichen Übersetzung in die englische Sprache versehen. Allein der deutsche Wortlaut ist maßgeblich und rechtsverbindlich. Die englische Übersetzung ist in jeder Hinsicht unverbindlich.

Unterschriftenseite folgt

(9)    This Loan Agreement is drafted in the German language and provided with a non-binding English translation. Only the German text is valid and binding. The English translation is non-binding in every respect and provided for convenience only

Signature page follows.

QIAGEN N.V.
als Darlehensnehmerin
as Borrower

Venlo, den 4. Juli 2022
Venlo, 4 July 2022

            Unterschrift(en): __________________________________
            Signature(s)

            Name(n):
                Name(s)

Bayerische Landesbank
als Darlehensgeberin
as Lender
München, den 4. Juli 2022
Munich, 4 July 2022

            Unterschrift(en): __________________________________
            Signature(s)

                Name(n): Paul Kuhn Rudolf Gmeinwieser
                Name(s)

Anlage 1	Annex 1
Auszahlungsvoraussetzungen	Conditions Precedent
(1) Übergabe des von der Darlehensnehmerin ordnungsgemäß unterzeichneten Darlehensvertrags an die Anfängliche Darlehensgeberin.	(1) Submission of the Loan Agreement duly signed by the Borrower to the Initial Lender.
(2)    Vorlage eines externen Rechtsgutachtens (Legal Opinion) des Rechtsberaters der Darlehensnehmerin, gerichtet an die Arrangeure und die Abtretungsempfänger der Anfänglichen Darlehensgeberin gemäß § 9 (1) (a), zum niederländischen Recht in englischer Sprache hinsichtlich der Rechtsfähigkeit der Darlehensnehmerin und ordnungsgemäßen Ermächtigung zum Abschluss des Darlehensvertrages, der ordnungsgemäßen Unterzeichnung des Darlehensvertrags und der Gültigkeit der Wahl deutschen Rechts sowie die Anerkennung des unter diesem Vertrag gewählten Gerichtsstandes und der Vollstreckbarkeit des Urteils eines deutschen Gerichts in den Niederlanden, das den Anforderungen der Bayerischen Landesbank als Anfänglicher Darlehensgeberin und den Anforderungen der Arrangeure genügt.

(3)     Vorlage eines der Darlehensgeberin genehmen Nachweises, dass für das Eingehen des Darlehens keine Genehmigung/keine Unterrichtung des Betriebsrates (ondernemingsraad) der Darlehensnehmerin in den Niederlanden vorgeschrieben ist.

(2)    An external legal opinion, addressed to the Arrangers and to the transferees of the Initial Lender in accordance with § 9 (1) (a), from the Borrower’s legal adviser to the laws of the Netherlands in the English language regarding the Borrower’s capacity and due authorization to enter into the Loan Agreement, the due execution of the Loan Agreement and the validity of the choice of German law as well as the submission to jurisdiction chosen pursuant to this Loan Agreement and the enforceability of a German court ruling in the Netherlands that satisfies requirements of Bayerische Landesbank as Original Lender and the requirements of the Arrangers.

(3) Evidence satisfactory to the Lender that the incurrence of the Loan is not subject to approval/consideration by the Borrower’s works council (ondernemingsraad) in the Netherlands.

(4)     Die Abgabenordnung verpflichtet die Darlehensgeberin, die Legitimation aller Zeichnungsberechtigten, deren Zeichnungsberechtigung von der Darlehensnehmerin nachzuweisen ist, zu prüfen. Es ist deshalb erforderlich, dass alle zeichnungsberechtigten Personen der Darlehensgeberin die von ihr angeforderten Legitimationsdokumente vorlegen:

(4)    The German General Fiscal Code (Abgabenordnung) obliges the Lender to examine the identity of the authorized signatories (Legitimationsprüfung) whose authority to sign is to be proven by the Borrower. Each authorized representative is therefore required to present documents for identification purposes to the Lender as requested by it.:

Ausweiskopien der Personen, die für die Darlehensnehmerin den Darlehensvertrag unterzeichnen; (nebst folgender Informationen, sofern diese nicht im Ausweis aufgeführt sind: (i) Vorname und Nachname, (ii) Geburtsort, (iii) Geburtsdatum, (iv) Nationalität, (v) Wohnadresse / Wohnsitzland und (vi) deutsche Steuernummer (Steueridentifikationsnummer) - nur wenn eine natürliche Person ihren gewöhnlichen Aufenthalt in Deutschland hat).

Copies of official identity cards of persons who sign the Loan Agreement on behalf of the Borrower (in addition to the following information if it is not provided on the identity cards): (i) first and last name (ii) place of birth, (iii) date of birth, (iv) nationality, (v) residential address/country of domicile and (vi) German tax number (Steueridentifikationsnummer) - only if a natural person has their usual residence in Germany).

Informationen über den wirtschaftlich Berechtigten der Darlehensnehmerin, bestehend aus (i) Vorname (alle) und Nachname, (ii) Geburtsdatum, (iii) Wohnadresse / Wohnsitzland und (iv) deutsche Steuernummer (Steueridentifikationsnummer) - nur wenn eine natürliche Person ihren gewöhnlichen Aufenthalt in Deutschland hat

Information about the Borrower’s beneficial owner, comprising (i) first name (all) and last name, (ii) date of brirth, (iii) residential address/country of domicile and (iv) German tax number (Steueridentifikationsnummer) - only if a natural person has their usual residence in Germany

(5) Vorlage eines aktuellen beglaubigten Auszugs aus dem Handelsregister der Darlehensnehmerin oder eines vergleichbaren Existenznachweises.	(5) A current certified excerpt of the Borrower's listing in the commercial register or equivalent proof of existence.
(6)    Vorlage der geprüften Konzernjahresabschlüsse der Darlehensnehmerin einschließlich Bilanz, Gewinn- und Verlustrechnung, Lagebericht, Anhang und Prüfungsbericht der letzten beiden abgeschlossenen Geschäftsjahre.

(6)    Copy of the Borrower's audited consolidated annual financial statements for the two most recently completed financial years including balance sheet, profit and loss account, management report, notes and auditor's report.

(7) Bestätigung der Zustellungsbevollmächtigten gemäß § 13 (1), dass diese mit ihrer Ernennung einverstanden ist.	(7) Confirmation that the process agent referred to in § 13 para. 1 has accepted its appointment.
(8) Bestätigung der Darlehensnehmerin über das Nichtvorliegen eines Kündigungsgrundes, wie in § 8 (1) genannt.	(8) Confirmation of the Borrower that no events of default as stated in clause 8 para. 1 have occurred.
(9) Vorlage einer Kopie des Original ESG-Berichts.	(9) Copy of the Original ESG Report.

Anlage 2	Annex 2
Übertragungszertifikat	Transfer Certificate
Von:	From:
1. ● nachfolgend „Derzeitige Darlehensgeberin“ und	1. ●, hereinafter "Existing Lender" and
2. ● nachfolgend „Neue Darlehensgeberin“	2. ●, hereinafter "New Lender"
An: Bayerische Landesbank, als Zahlstelle für die im nachstehenden Darlehensvertrag definierte Darlehensnehmerin	To: Bayerische Landesbank, as Paying Agent for the Borrower defined in the Loan Agreement referred to below
Datum: ●	Date: ●
Dieses Übertragungszertifikat bezieht sich auf einen Schuldscheindarlehensvertrag vom 4. Juli 2022 zwischen QIAGEN N.V. als Darlehensnehmerin und der Bayerischen Landesbank als Anfängliche Darlehensgeberin und Zahlstelle, gemäß dem die Anfängliche Darlehensgeberin, der Darlehensnehmerin ein Darlehen in Höhe von EUR 7.500.000 zur Verfügung gestellt hat. Die in dem Darlehensvertrag definierten Begriffe haben in diesem Übertragungszertifikat, sofern sie in diesem Zertifikat nicht abweichend definiert werden, die gleiche Bedeutung wie in dem Darlehensvertrag.

This Transfer Certificate relates to a Loan granted under a loan agreement dated 4 July 2022 made by and between QIAGEN N.V. as Borrower and Bayerische Landesbank as Initial Lender and Paying Agent under which the Initial Lender has, subject to the terms thereof, made available to the Borrower a Loan in the amount of EUR 7,500,000. Terms defined in the Loan Agreement shall, unless otherwise defined herein, have the same meanings in this Transfer Certificate as in the Loan Agreement.

1. Die Derzeitige Darlehensgeberin:	1. The Existing Lender:
(a)    überträgt hiermit im Wege der Vertragsübernahme, ihre Rechtstellung aus dem Darlehensvertrag in Höhe des aus dem Anhang zu diesem Übertragungszertifikat ersichtlichen Anteils am Gesamtnennbetrag, zusammen mit allen hiermit verbundenen Rechten und Ansprüchen mit wirtschaftlicher Wirkung ab dem in dem Anhang zu diesem Übertragungszertifikat genannten Übertragungsdatum (das „Übertragungsdatum“) (einschließlich) auf die Neue Darlehensgeberin. Künftige Zinsansprüche sind nur in dem Umfang mit übertragen, als sie auf die Zeit ab dem Übertragungsdatum (einschließlich) entfallen.

(a)    hereby transfers and assigns by way of assumption of contract (Vertragsübernahme) all of its contractual rights under the Loan Agreement in the proportion of the aggregate principal amount shown in the Schedule to this Transfer Certificate together with all related rights and claims with economic effect from the Transfer Date (including) as specified in the Schedule to this Transfer Certificate (the “Transfer Date”) to the New Lender. Future claims to interest shall only be transferred to the extent they fall on or after the Transfer Date.

(b)    bestätigt, dass, soweit Einzelheiten in dem Anhang zu diesem Übertragungszertifikat unter der Überschrift „Anteil der Derzeitigen Darlehensgeberin an dem zu übertragenden Darlehen“ aufgeführt sind, diese Einzelheiten den Betrag ihrer Beteiligung (die „Beteiligung“) an dem Darlehen akkurat zusammenfassen.

(b)    confirms that to the extent that details appear in the Schedule to this Transfer Certificate under the heading “Existing Lender’s Participation in the Loan to be transferred” such details accurately summarize the amount of its participation in the Loan (the “Participation”).

2. Die Neue Darlehensgeberin:	2. The New Lender:
(a) nimmt die Übertragung gemäß vorstehender Ziffer 1 (a) hiermit an und	(a) hereby accepts the transfer and assignment as mentioned in clause 1 (a) above and
(b) bestätigt, dass sie eine Kopie des Darlehensvertrages zusammen mit allen sonstigen Dokumenten und Informationen erhalten hat, die sie im Zusammenhang mit dieser Transaktion angefordert hat.	(b) confirms that it has received a copy of the Loan Agreement and all other documents and information which it has requested in connection with this transaction.
3. Die Derzeitige Darlehensgeberin übernimmt keine Haftung für:	3. The Existing Lender does not assume any liability for:
(a) die finanzielle Lage der Darlehensnehmerin und	(a) the financial condition of the Borrower; and
(b) die Erfüllung und Beachtung der Verpflichtungen der Darlehensnehmerin aus dem Schuldscheindarlehensvertrag (es sei denn, dass dies ausdrücklich darin vereinbart wurde).	(b) the performance of or the compliance with the obligations by the Borrower under the Loan (save as expressly agreed otherwise therein).
Die Derzeitige Darlehensgeberin übernimmt jedoch die Veritätshaftung nach den gesetzlichen Bestimmungen.	The Existing Lender assumes liability for the legal validity of the claims under the Loan in accordance with the statutory provisions (Veritätshaftung).
4.    Die Neue Darlehensgeberin erkennt an, dass die Derzeitige Darlehensgeberin unter keinen Umständen dazu verpflichtet ist, (i) eine Rückübertragung der Vertragsstellung oder einzelner Rechte oder Verpflichtungen aus dem Darlehensvertrag durch die Neue Darlehensgeberin zu akzeptieren oder (ii) Verluste zu tragen, die der Neuen Darlehensgeberin direkt oder indirekt entstehen, einschließlich Verlusten wegen Nichterfüllung der Verpflichtungen der Darlehensnehmerin aus dem Darlehensvertrag.

4.    The New Lender acknowledges that the Existing Lender is under no obligation whatsoever (i) to accept in whole or in part a retransfer of the contractual position or individual rights or obligations under the Loan Agreement from the New Lender or (ii) to bear any losses directly or indirectly incurred by the New Lender including losses resulting from the non-performance by the Borrower of its obligations under the Loan Agreement.

5.    Die Neue Darlehensgeberin bestätigt, dass für den Fall, dass die Zahlstelle ein Übertragungszertifikat weniger als fünf (5) Bankarbeitstage vor einem Zinszahlungstag erhält, jede Zahlung der Darlehensnehmerin (über die Zahlstelle) an die Derzeitige Darlehensgeberin schuldbefreiende Wirkung gegenüber der Neuen Darlehensgeberin im Umfang der geleisteten Zahlung hat.

5.    The New Lender confirms that in case the Paying Agent receives a Transfer Certificate less than five (5) Banking Days before an Interest Payment Date, any payment made by the Borrower (through the Paying Agent) to the Existing Lender shall release the Borrower from its payment obligations towards the New Lender in the amount of such payment.

6.    Sollte irgendeine Bestimmung dieses Übertragungszertifikats ganz oder teilweise rechtlich unwirksam oder undurchsetzbar sein oder werden, so bleibt die Wirksamkeit und Durchsetzbarkeit der übrigen Bestimmungen dieses Übertragungszertifikats davon unberührt. Eine sich daraus ergebende Regelungslücke ist durch ergänzende Auslegung unter ordnungsgemäßer Berücksichtigung der Interessen der Parteien dieses Übertragungszertifikats zu schließen.

6.    Should any provision of this Transfer Certificate be or become entirely or partially invalid or unenforceable, the validity or enforceability of the remaining provisions shall not be affected thereby. Any omission resulting therefrom shall be remedied by supplemental interpretation under due consideration to the interests of the Parties.

7. Dieses Übertragungszertifikat unterliegt deutschem Recht. Nicht ausschließlicher Gerichtsstand für alle Rechtsstreitigkeiten aus oder im Zusammenhang mit diesem Übertragungszertifikat ist [●].	7. This Transfer Certificate shall be governed by German law. Non-exclusive place of jurisdiction for any disputes arising in connection with this agreement shall be [●].

Die Derzeitige Darlehensgeberin: ●
The Existing Lender: ●

Unterschrift(en):
Signature(s):     _____________________________________

Name(n):
Name(s)    _____________________________________

Die Neue Darlehensgeberin: ●
The New Lender: ●

Unterschrift(en):
Signature(s):     _____________________________________

Name(n):
Name(s)    _____________________________________

Anhang zum Übertragungszertifikat	Schedule to the Transfer Certificate
Derzeitige Darlehensgeberin: ●	Existing Lender: ●
Neue Darlehensgeberin: ●	New Lender: ●
Übertragungsdatum: ●	Transfer Date: ●
Anteil der Derzeitigen Darlehensgeberin an dem zu übertragenden Darlehen	Existing Lender's Participation in the Loan to be transferred
Betrag der Beteiligung an dem Darlehen: EUR ● zu übertragen: EUR ●	Amount of Participation in the Loan: EUR ● Amount thereof to be transferred: EUR ●
Angaben zur Neuen Darlehensgeberin:	Details of New Lender:
Anschrift für Mitteilungen: ●	Address for notices: ●
Kontaktperson: ● Telefon: ● Telefax: ●	Contact name: ● Phone: ● Facsimile: ●
Kontonummer: ●	Account number: ●

Anlage 3	Annex 3
Muster des ESG-Zertifikats	Form of ESG Certificate
Von:	From:
[Darlehensnehmerin]	[Borrower]
An: Bayerische Landesbank, als Zahlstelle für die im nachstehenden Darlehensvertrag definierte Darlehensnehmerin	To: Bayerische Landesbank, as Paying Agent for the Borrower defined in the Loan Agreement referred to below
Datum: ●	Date: ●
Sehr geehrte Damen und Herren,	Dear Sir or Madam,
dieses ESG-Zertifikat bezieht sich auf einen Schuldscheindarlehensvertrag vom 4. Juli 2022 zwischen QIAGEN N.V. als Darlehensnehmerin und der Bayerischen Landesbank als Anfängliche Darlehensgeberin und Zahlstelle, gemäß dem die Anfängliche Darlehensgeberin, der Darlehensnehmerin ein Darlehen in Höhe von EUR 7.500.000 zur Verfügung gestellt hat. Die in dem Darlehensvertrag definierten Begriffe haben in diesem ESG-Zertifikat, sofern sie in diesem Zertifikat nicht abweichend definiert werden, die gleiche Bedeutung wie in dem Darlehensvertrag.

This ESG-Certificate relates to a Loan granted under a loan agreement dated 4 July 2022 made by and between QIAGEN N.V. as Borrower and Bayerische Landesbank as Initial Lender and Paying Agent under which the Initial Lender has, subject to the terms thereof, made available to the Borrower a Loan in the amount of EUR 7,500,000. Terms defined in the Loan Agreement shall, unless otherwise defined herein, have the same meanings in this ESG Certificate as in the Loan Agreement.

1. Das ESG-Rating beträgt: [ESG-Rating einfügen] gemäß dem jüngsten ESG Bericht vom [ ] des ESG-Ratinganbieter.	1. The ESG Rating is: [insert ESG Rating] according to the latest available ESG Report dated [ ] of the ESG Rating Provider.
2. Das ESG-Rating [[liegt im Oberen ESG-Ratingbereich]/[entspricht dem ESG-Basisrating]/[liegt im Unteren ESG-Ratingbereich]].	2. The ESG Rating [[is in the Upper ESG Rating Range]/[equal to the Base ESG Rating]/[in the Lower ESG Rating Range]].
3. Die Marge [[ist um 2,5 Basispunkte p.a. zu senken]/[wird nicht angepasst]/[ist um 2,5 Basispunkte p.a. zu erhöhen]].	3. The Margin [[shall be reduced by 2.5 bps p.a.]/[will not be adjusted]/[shall be increased by 2.5 bps p.a.]].

Mit freundlichen Grüßen QIAGEN N.V.	Yours sincerely QIAGEN N.V.

Signature:	_______________________	Signature:	_______________________
Name:		Name:
Function:		Function: